UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 1-K

ANNUAL FINANCIAL REPORT PURSUANT TO REGULATION A

For the fiscal year ended December 31, 2025

RealtyMogul Apartment Growth REIT, Inc.

(Exact name of issuer as specified in its charter)

Commission File Number: 024-10713

Maryland	81-5263630
(State or other jurisdiction	(I.R.S. Employer
of incorporation or organization)	Identification No.)

333 S. Garland Ave., Suite 1300
Orlando, FL	32801
(Full mailing address of	(Zip code)
principal executive offices)

(407) 876-1702

(Issuer’s telephone number, including area code)

Common Stock

(Title of each class of securities issued pursuant to Regulation A)

Part II.

i

STATEMENTS REGARDING FORWARD-LOOKING INFORMATION

We make statements in this Annual Report on Form 1-K (this “Annual Report”) that are forward-looking statements within the meaning of the federal securities laws. The words “believe,” “estimate,” “expect,” “anticipate,” “intend,” “plan,” “seek,” “may,” “continue,” “could,” “might,” “potential,” “predict,” “should,” “will,” “would,” and similar expressions or statements regarding future periods or the negative of these terms are intended to identify forward-looking statements. These forward-looking statements involve known and unknown risks, uncertainties and other important factors that could cause our actual results, performance or achievements, or industry results, to differ materially from any predictions of future results, performance or achievements that we express or imply in this Annual Report or in the information incorporated by reference into this Annual Report.

The forward-looking statements included in this Annual Report are based upon our current expectations, plans, estimates, assumptions and beliefs that involve numerous risks and uncertainties. Assumptions relating to the foregoing involve judgments with respect to, among other things, future economic, competitive and market conditions and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond our control. Although we believe that the expectations reflected in such forward-looking statements are based on reasonable assumptions, our actual results and performance could differ materially from those set forth in the forward-looking statements. Factors which could have a material adverse effect on our operations and future prospects include, but are not limited to:

●	our ability to effectively deploy capital and source attractive investment opportunities in a competitive market environment;
●	our ability to attract and retain members to the Realty Mogul Platform, the online investment platform through which prospective investors can invest in real estate programs sponsored by RM Investor, LLC (“RM Investor”), including ours;
●	risks associated with breaches of our data security or information technology system failures affecting operations or investor confidence;
●	public health crises, pandemics and epidemics, and operational disruptions as a result of such crises, including property closures, delayed rent payments, reduced demand, or legal or regulatory mandates affecting lease enforcement or revenue collection;
●	changes in economic conditions generally and the real estate and securities markets specifically, including as a result of changes in U.S. or foreign trade policies, such as the imposition of tariffs, duties, and import or export restrictions;
●	our ability to achieve our investment objectives and generate attractive, risk-adjusted returns for investors;
●	increased competition in our market sector and for investments suitable for us, including among competitors with greater market presence and visibility, larger amounts of capital, and more favorable underwriting standards;
●	inflationary pressures increasing property operating expenses and construction costs without a commensurate increase in rents;
●	the ability of our Manager (as defined below) or its affiliates to source, originate and service our loans and other assets, and the quality and performance of these assets;
●	the ability of our Manager to hire and/or retain competent individuals who will provide services to us and appropriately staff our operations;
●	legislative or regulatory changes impacting our business or our assets (including changes to the laws and regulations governing the taxation of real estate investment trusts (“REITs”) and U.S. Securities and Exchange Commission (“SEC”) guidance related to Regulation A promulgated under the Securities Act of 1933, as amended (the “Securities Act”), or the Jumpstart Our Business Startups Act of 2012), including changes affecting the manner in which we offer and sell our securities or operate our business;
●	changes in business conditions and the market value of our assets, including changes in interest rates, prepayment risk, operator or borrower defaults or bankruptcy, and generally the increased risk of loss if our investments fail to perform as expected;
●	our ability to implement effective conflicts of interest policies and procedures among the various real estate investment opportunities sponsored by RM Investor;
●	our ability to access sources of liquidity, including in the absence of an active offering, to fund operations, make investments, and satisfy share repurchase requests, and the risk that we may not have sufficient resources to do so;
●	our failure to maintain our status as a REIT for U.S. federal income tax purposes;
●	Our, or our Manager and its affiliates’, compliance with applicable local, state and federal laws, including the Investment Advisers Act of 1940, as amended, the Investment Company Act of 1940, as amended, and other laws; and
●	changes to U.S. generally accepted accounting principles (“GAAP”).

Any of the assumptions underlying forward-looking statements could be inaccurate. You are cautioned not to place undue reliance on any forward-looking statements included in this Annual Report. All forward-looking statements are made as of the date of this Annual Report and the risk that actual results will differ materially from the expectations expressed in this Annual Report will increase with the passage of time. Except as otherwise required by the federal securities laws, we undertake no obligation to publicly update or revise any forward-looking statements after the date of this Annual Report, whether as a result of new information, future events, changed circumstances or any other reason. In light of the significant uncertainties inherent in the forward-looking statements included in this Annual Report, the inclusion of such forward-looking statements should not be regarded as a representation by us or any other person that the objectives and plans set forth in this Annual Report will be achieved.

MARKET, INDUSTRY, AND OTHER DATA

This Annual Report includes statistical and other industry and market data that we obtained from industry publications and research, surveys, and studies conducted by third parties as well as our own estimates. All of the market data used in this report involve a number of assumptions and limitations, and you are cautioned not to give undue weight to such data. Industry publications and third-party research, surveys, and studies generally indicate that their information has been obtained from sources believed to be reliable, although they do not guarantee the accuracy or completeness of such information. Our estimates of the potential market opportunities for our products include several key assumptions based on our industry knowledge, industry publications, third-party research, and other surveys, which may be based on a small sample size and may fail to accurately reflect market opportunities. While we believe our internal assumptions are reasonable, no independent source has verified such assumptions.

ii

Item 1. Business

The Company

Formation and Organization

RealtyMogul Apartment Growth REIT, Inc. is a Maryland corporation formed on January 13, 2017 to invest in, own, and manage a diversified portfolio of preferred equity and joint venture equity investments in multifamily properties and industrial assets located in target markets throughout the United States. The use of the terms “RM Apartment Growth REIT,” the “Company,” “we,” “us” or “our” in this Annual Report refer to RealtyMogul Apartment Growth REIT, Inc., unless the context indicates otherwise. We have elected to be taxed, and currently qualify, as a REIT under the Internal Revenue Code of 1986, as amended, commencing with our taxable year ended December 31, 2017.

We operate under the direction of the board of directors, the members of which are accountable to us and our stockholders as fiduciaries. The current board members are Christopher D. Wideman, Michael H. Simpson, and Michael C. Young. Mr. Wideman also serves as our Chief Executive Officer and President, and Mr. Simpson and Mr. Young are independent directors.

We are externally managed by RM Adviser, LLC (our “Manager”), which is an affiliate of our sponsor, RM Sponsor, LLC (our “Sponsor”). Our Manager and our Sponsor are each wholly owned subsidiaries of RM Investor. Our Manager manages our day-to-day operations and provides asset management, marketing, investor relations and other administrative services on our behalf with the goal of maximizing our operating cash flow and preserving our capital. While we have executive officers, we do not currently have any employees nor do we currently intend to hire any employees who will be compensated directly by us.

We distribute our shares of common stock to the public exclusively through our interactive website located at www.realtymogul.com, which we refer to as the “Realty Mogul Platform.” Through the use of the Realty Mogul Platform, investors can browse and screen real estate investments, view details of an investment, execute legal documents, and receive ongoing reporting concerning their investments.

Offerings

On August 23, 2017, our initial offering of shares of our common stock (“Initial Offering”) was qualified by the SEC. Pursuant to the Initial Offering, we offered up to $50,000,000 of shares of our common stock, including shares sold pursuant to our distribution reinvestment plan. On December 23, 2020, we commenced our follow-on offering of shares of our common stock (the “Follow-on Offering”) and terminated our Initial Offering. On August 21, 2024, we commenced our second follow-on offering of shares of our common stock (the “Second Follow-on Offering” and, collectively with the Initial Offering and Follow-on Offering, the “Offerings”) and terminated our Follow-on Offering.

Pursuant to the Second Follow-on Offering, we are currently offering up to $73,363,213 in shares of our common stock (comprising $70,653,543 in shares in our primary offering and $2,709,670 in shares pursuant to our distribution reinvestment plan under Rule 251(d)(3)(i)(B) of Regulation A), which represents the value of the shares available to be offered as of July 1, 2025 out of the rolling 12-month maximum offering amount of $75,000,000 in shares of our common stock.

We expect to offer shares of our common stock in the Second Follow-on Offering until the earlier of (i) August 21, 2027, which is three years from the qualification date of the Second Follow-on Offering, or (ii) the date on which the maximum offering amount has been raised, unless the Second Follow-on Offering is terminated by our board of directors at an earlier time. Effective July 11, 2025, our Manager implemented a temporary pause on the acceptance of new subscriptions in the Second Follow-on Offering (the “New Subscription Pause”). See “—Recent Developments—Capital Raising and Offering Status” below for additional information.

As of December 31, 2025, we raised total aggregate gross offering proceeds of approximately $66,315,000 and issued approximately 6,412,000 shares of our common stock in the Offerings. See “—Recent Developments—Capital Raising and Offering Status” and Item 2. “Management’s Discussion and Analysis of Financial Condition and Results of Operation—Offering Results” for more information regarding the Offerings.

We have used, and intend to continue using, substantially all of the net proceeds from the Offerings to invest in and manage a diversified portfolio of preferred equity and joint venture equity investments in multifamily properties and industrial assets located in target markets throughout the United States. As of December 31, 2025, our portfolio was comprised of approximately $153,014,000 in real estate investments at original cost as reported on the consolidated balance sheets included in Item 7. “Financial Statements” below that, in the opinion of our Manager, meets our investment objectives. See “—Investment Objectives and Strategy” below for additional information.

1

Recent Developments

Change of Control and Management Transition

Effective August 1, 2025, we appointed Tara Horne as Chief Compliance Officer of our Manager following the resignation of the prior officer.

On November 6, 2025, Realty Mogul, Co. (the “Parent”), the parent company of our Sponsor, as well as our Manager, RM Technologies, LLC, Realty Mogul Commercial Capital, Co., RM Communities, LLC, RM Manager, LLC and RM Admin, LLC, were merged with and into RM Investor, with RM Investor surviving the merger (the “Acquisition”) and replacing Parent as the sponsor of the Company. RM Investor continues to provide services to our Manager similar to those previously provided by Parent.

In connection with the Acquisition, all members of our board of directors resigned and were replaced by new appointees, Christopher D. Wideman, Michael H. Simpson, and Michael C. Young.

Also in connection with the Acquisition, our Manager’s and Realty Mogul, Co.’s prior Chief Executive Officer, Jilliene Helman, resigned, and new executive leadership was appointed.

Effective December 4, 2025, Christopher D. Wideman was appointed Chief Executive Officer of the Company, our Manager, and RM Investor. Mr. Wideman has also served as President of the Company, our Manager, and RM Investor since November 2025. Kevin Moclair continues to serve as Chief Accounting Officer and Eric Levy continues to serve as Managing Director and Secretary of our Manager.

Strategic Repositioning

In connection with the Acquisition, we have undertaken a strategic repositioning of our investment approach, with a renewed focus on investments characterized by conservative entry pricing, durable cash flow, and capital structures designed to withstand market volatility. This includes an increased emphasis on industrial assets and structured equity investments.

Investment Activity

During 2025, we deployed capital into new investments, including joint venture equity investments in industrial properties leased to investment-grade tenants. In September 2025, we acquired joint-venture limited partnership equity investments in two industrial properties located in Louisville, Kentucky and Chattanooga, Tennessee that are leased to FedEx Ground Package System, Inc. (“FedEx Ground”), a subsidiary of FedEx Corporation (NYSE: FDX, S&P issuer rating: BBB). These investments are aligned with our focus on assets with long-term leases and stable cash flow characteristics.

Capital Raising and Offering Status

Effective July 11, 2025, RM Securities withdrew its broker-dealer registration and our Manager implemented the New Subscription Pause. We plan to resume the Second Follow-on Offering at a later date and, in connection therewith, we would expect to offer all shares of our common stock directly to investors on a best-efforts basis through the Realty Mogul Platform. However, there can be no assurance as to the timing or terms of any such offering.

On April 21, 2026, our board of directors approved the suspension of the distribution reinvestment plan, and no further shares of common stock will be issued pursuant to the plan following the applicable notice period required under the plan. Distributions otherwise payable to participants after the effective date of the suspension will be paid in cash.

On April 21, 2026, our board of directors approved the suspension of the share repurchase program, effective immediately, to preserve liquidity and support our broader capital allocation and portfolio repositioning strategy. As a result, we are no longer accepting or processing repurchase requests submitted on or after April 21, 2026.

2

Temporary Distribution Pause

As previously announced, in January 2026 our board of directors temporarily paused distributions to preserve liquidity and financial flexibility as the Company actively manages through a period of portfolio transition (the “Distribution Pause”). As a result of this determination, no distributions have been paid with respect to the quarter commencing October 1, 2025 or any subsequent period.

The amount, timing and payment of future distributions, if any, will continue to be considered by the board of directors on a quarterly basis, and will depend on, among other factors, the Company’s results of operations, cash flows, liquidity, capital requirements, market conditions, and other factors deemed relevant by its board of directors.

Portfolio Activity and Capital Allocation

We completed certain asset sales during 2025 as part of our portfolio management and capital allocation strategy. These transactions are intended to enhance liquidity and reposition our portfolio toward assets that are better aligned with our investment objectives.

Subsequent to year end, we also completed the transfer of the Sherwood Oaks Apartments to an unaffiliated lender via a deed in lieu of foreclosure in satisfaction of related indebtedness. For additional information regarding the disposition, please see Note 12 – Subsequent Events.

We are continuing to evaluate strategic alternatives for certain properties, including potential dispositions, although there can be no assurance that any such transactions will occur.

Investment Objectives and Strategy

Our primary investment objectives are to realize capital appreciation in the value of our investments over the long term and to generate sustainable cash distributions and support long-term stockholder value creation. We pursue these objectives through a disciplined approach to multifamily and industrial real estate investing, leveraging our Manager’s sourcing, underwriting, and asset management capabilities.

Multifamily Sector

We make, and intend to continue to make, preferred equity and joint venture equity investments in established, well-positioned apartment communities that have demonstrated consistently high occupancy and income levels across market cycles, as well as multifamily properties that offer value-added opportunities with appropriate risk-adjusted returns and opportunity for value appreciation. Within this strategy, we emphasize established apartment communities with consistently high occupancy and income levels across market cycles located in target markets throughout the United States. Typical value-add initiatives include exterior improvements, such as adding amenities such as playgrounds, clubhouses and outdoor living areas, as well as interior improvements such as upgraded appliances, air conditioning and finishes. These investments are intended to enhance resident experience, support rent growth, and improve long-term asset performance.

We believe these properties offer downside protection due to the large number of tenants at each property and the adaptability of individual property business plans.

3

Industrial Sector

Effective July 31, 2025, we expanded our investment mandate to include investments characterized by conservative entry pricing, durable cash flow, and capital structures designed to withstand market volatility. This includes an increased emphasis on industrial assets, which complement our core multifamily focus.

In line with this expanded focus, we completed acquisitions of modern distribution facilities leased to FedEx Ground, which provide long-term, creditworthy tenancy and stable contractual income. We intend to continue targeting industrial assets in core, business-friendly markets with strong transportation connectivity, extended lease terms, and limited near-term rollover risk.

In addition, we intend to target industrial assets in core, business-friendly markets where we can secure creditworthy tenants, long-term lease structures, and durable cash flow characteristics.

We seek to ensure the industrial sector complements our multifamily holdings by enhancing portfolio diversification and supporting steady cash flow. We intend to capitalize on seller dynamics and short-term market dislocations that may obscure intrinsic value and enhance returns by obtaining attractive financing.

Execution

Our investment process involves comprehensive financial, structural, operational, and legal due diligence of both the underlying assets and our partners, with a focus on structuring transactions to optimize pricing and mitigate risk. We focus on disciplined underwriting and selective capital deployment to identify investments with attractive risk-adjusted returns and durable long-term value.

We expect to employ leverage selectively, consistent with our target portfolio-wide leverage profile, to enhance total returns while maintaining balance sheet flexibility.

Through this strategy, we seek to build a diversified portfolio of multifamily and industrial assets that can deliver resilient income, protect stockholder capital, and generate long-term value.

Competition

There are numerous REITs and other public and private entities with asset acquisition objectives similar to ours, and others may be organized in the future, which may increase competition for investments that are suitable for us. Competitive variables include market presence and visibility, size of investments offered and underwriting standards. To the extent that a competitor is willing to risk larger amounts of capital in a particular transaction or to employ more liberal underwriting standards when evaluating potential investments than we are, our investment volume and profit margins for our investment portfolio could be negatively impacted. Our competitors also may be willing to accept lower returns on their investments and may succeed in buying the assets that we have targeted for acquisition. Although we believe we are well-positioned to compete effectively in each facet of our business, there is significant competition in our market sector and there can be no assurance that we will compete effectively or that we will not encounter increased competition in the future that could limit our ability to conduct our business.

Risk Factors

We face risks and uncertainties that could affect us and our business, as well as the real estate industry generally. These risks are outlined under the heading “Risk Factors” in our offering circular filed with the SEC on August 27, 2025, as supplemented (the “Offering Circular”), which may be accessed on the SEC’s Electronic Data Gathering, Analysis, and Retrieval (“EDGAR”) system, as supplemented from time to time by our filings under Regulation A, and in our Current Reports on Form 1-U and other reports filed from time to time with the SEC (collectively, our “SEC Reports”). In addition, new risks may emerge at any time, and we cannot predict such risks or estimate the extent to which they may affect our financial performance. These risks could result in a decrease in the value of our shares of common stock. As of the date of this Annual Report, there were no material changes to the risk factors previously disclosed in the Offering Circular and our SEC Reports.

Employees

As of December 31, 2025, there were no employees of the Company.

Legal Proceedings

As of December 31, 2025, we are not named as a defendant in any active or pending litigation. However, it is possible that the Company could become involved in various litigation matters arising in the ordinary course of our business. Although we are unable to predict with certainty the eventual outcome of any litigation, management is not aware of any pending or threatened legal proceeding that is material to the Company.

4

Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations

Overview

RM Apartment Growth REIT was formed to invest in, own, and manage a diversified portfolio of preferred equity and joint venture equity investments in multifamily properties and industrial assets located in target markets throughout the United States. See Item 1. “Business – The Company” for more information regarding the Company.

Offering Results

We are conducting the Second Follow-on Offering, although the acceptance of new cash subscriptions has been temporarily paused since July 11, 2025, of up to $73,363,213 of shares of our common stock, including shares that may be sold pursuant to our distribution reinvestment plan, which represents the value of the shares of our common stock available to be offered as of July 1, 2025 out of the rolling 12-month maximum offering amount of $75,000,000 of shares of our common stock.

As of December 31, 2025, we raised total aggregate gross offering proceeds of approximately $66,315,000 and issued approximately 6,412,000 shares of our common stock in the Offerings, purchased by approximately 3,600 unique investors.

The New Subscription Pause initially applied only to new cash subscriptions in the Second Follow-on Offering and did not affect participation in our distribution reinvestment plan. However, on April 21, 2026, our board of directors approved the suspension of the distribution reinvestment plan, and no further shares of common stock will be issued pursuant to the plan following the applicable notice period required under the plan. Distributions otherwise payable to participants after the effective date of the suspension will be paid in cash. Following the New Subscription Pause, we plan to resume the Second Follow-on Offering at a later date and, in connection therewith, we expect to offer all shares of our common stock directly to investors on a best-efforts basis exclusively through the online Realty Mogul Platform.

We expect to continue to offer shares of our common stock in the Second Follow-on Offering until the earlier of (i) August 21, 2027, which is three years from the qualification date of the Second Follow-on Offering, or (ii) the date on which the maximum offering amount has been raised, unless terminated by our board of directors at an earlier time.

Our offering price per share historically equaled our most recently announced net asset value (“NAV”) per share of our common stock and was adjusted at the beginning of every fiscal quarter (or as soon as commercially reasonable thereafter). In addition, the price per share pursuant to our distribution reinvestment plan has equaled our most recently announced NAV per share, and any repurchases of shares made pursuant to our share repurchase program have been made at the most recently announced NAV per share (less any applicable discounts, as set forth in the Offering Circular).

The following table summarizes our NAV per share for the periods indicated below:

Valuation Date	Period Commencing	Period Ending	NAV per Share
9/30/2024	11/13/2024	1/27/2025	$8.23
12/31/2024	1/28/2025	5/13/2025	$8.13
3/31/2025	5/14/2025	8/11/2025	$7.77
6/30/2025	8/12/2025	11/12/2025	$7.66
9/30/2025	11/13/2025	1/22/2026	$7.60
12/31/2025	1/23/2026	—	$7.62

Our Investments

The following describes our investment activity for the year ended December 31, 2025. See Note 12. – Subsequent Events for a discussion of the investments we have made subsequent to December 31, 2025.

5

Real Estate Investments as of December 31, 2025

The following table sets forth information regarding our portfolio of real estate investments as of December 31, 2025:

Asset	Location	Acquisition Date	Property Type	Investment Type	Original Principal Acquired or Capital Contributed	Additional Information
Brooklyn Portfolio(1)	Brooklyn, NY	11/30/2017	Multifamily	Joint Venture Equity	$3,000,000	EDGAR Link
Ninety-Nine44 Apartments	Dallas, TX	9/9/2020	Multifamily	Joint Venture Equity	4,000,000	EDGAR Link
The Orion	Orion Township, MI	3/23/2021	Multifamily	Joint Venture Equity	5,000,000	EDGAR Link
Sherwood Oaks(2)	Riverview, FL	11/30/2021	Multifamily	Joint Venture Equity	4,200,000	EDGAR Link
Restoration on Candlewood(3)	Oklahoma City, OK	3/21/2023	Multifamily	Preferred Equity	5,250,000	EDGAR Link
Ridgeline View Townhomes	Vancouver, WA	5/19/2023	Multifamily	Joint Venture Equity	4,000,000	EDGAR Link
Brookside Apartments(4)	Raleigh, NC	6/30/2023	Multifamily	Joint Venture Equity	3,000,000	EDGAR Link
Hunters Ridge	East Lansing, MI	12/7/2023	Multifamily	Joint Venture Equity	5,500,000	EDGAR Link
Rose Hill	Reynoldsburg, OH	9/26/2024	Multifamily	Joint Venture Equity	1,000,000	EDGAR Link
FedEx Ground KY	Louisville, KY	9/17/2025	Industrial	Joint Venture Equity	4,500,000	EDGAR Link
FedEx Ground TN	Chattanooga, TN	9/17/2025	Industrial	Joint Venture Equity	4,500,000	EDGAR Link
					$43,950,000

(1)

As previously disclosed, the entity in which we hold the Brooklyn Portfolio equity investment entered into maturity default under the terms of its mortgage loan on September 2, 2025. The entity’s manager is currently working with the lender on a resolution to address the default, which may include a negotiated settlement or other restructuring. There can be no assurance that any such resolution will be achieved on acceptable terms or at all.

(2)	On January 30, 2024, we made a member loan to the joint venture entity in the amount of $202,871. On January 31, 2025, the entity entered into a loan modification and extension agreement with the lender which, among other things, extended the maturity date to September 1, 2025. Concurrent with the loan modification, we issued a promissory note in the aggregate principal amount of up to $2,400,000, of which $2,120,000 was funded in January 2025. The remaining $280,000 was not advanced. On March 26, 2026, we transferred the Sherwood Oaks property to the lender via a deed in lieu of foreclosure in satisfaction of the outstanding indebtedness, which resolved the related mortgage obligation and resulted in our exit from the investment. See Note 12. – Subsequent Events for more information.

(3)	On June 28, 2024, the Preferred Equity position was partially paid down with a resulting balance of $1,108,252. As of that date, the investment type is considered Joint Venture Equity.

(4)	On November 6, 2025, we made a member loan to the joint venture entity in the amount of $245,000. The member loan has priority over distributions to Brookside Apartments and must be repaid in full, including accrued interest, before any distributions are made to common equity holders.

Acquisitions of Real Estate Investments

On September 17, 2025, we acquired two $4,500,000 joint-venture limited partnership equity investments in special purpose entities in connection with the acquisition of two industrial properties leased to FedEx Ground: a 2015-built, 303,369 square-foot industrial building located in Louisville, Kentucky, and a 2017-built, 236,976 square-foot industrial building located in Chattanooga, Tennessee. In connection with these investments, the special purpose entities entered into loans from unaffiliated lenders in the amounts of $23,822,500 and $19,662,500, respectively. Each loan is interest only with a floating interest rate of 1-Month Term SOFR plus 1.8% and has a term of 36 months with two 12-month extension options. In connection with each loan, the applicable special purpose entity executed an interest rate swap agreement with an unaffiliated third party to provide a fixed interest rate of 5.1% for the term of the loan.

Investment Sales and Payoffs

As previously disclosed, on June 25, 2021, we acquired an interest in a joint-venture equity investment in connection with the acquisition and renovation of Lotus Village, which is a mid-rise apartment community in Austin, Texas that was built in 2012 (the “Lotus Village Property”). On August 12, 2024, October 1, 2024 and February 7, 2025, we made member loans to the joint venture entity in the principal amounts of $1,000,000, $136,742, and $300,000, respectively. On May 27, 2025, the Lotus Village Property was sold. The Lotus Village Property was originally acquired for $38,500,000, or $173,423 per unit, and was sold for $32,850,000, or $147,973 per unit. The sale was completed as part of our broader portfolio management and capital allocation strategy and reflected market conditions affecting multifamily asset valuations, including elevated interest rates and capitalization rate expansion.

6

Distributions

Distribution Policy and Determination

Our board of directors has historically authorized and we have paid distributions quarterly in arrears. However, as previously announced, in January 2026 our board of directors implemented the Temporary Distribution Pause to preserve liquidity and financial flexibility during a period of portfolio transition and strategic repositioning. As a result no distributions were made with respect to the quarter commencing October 1, 2025, and the amount, timing and payment of future distributions, if any, will be determined by the board of directors in its sole discretion on a quarterly basis.

Sources of Distributions

Stockholders who are record holders with respect to declared distributions will be entitled to such distributions until such time as such stockholders have had their shares repurchased by us. Although our goal is to fund the payment of distributions solely from cash flow from operations, we have paid and may continue to pay distributions from other sources, including the net proceeds of the Offerings, cash advances by our Manager, cash resulting from a waiver of fees or reimbursements due to our Manager, borrowings in anticipation of future operating cash flow and the issuance of additional securities, and we have no limit on the amounts we may pay from such other sources.

Distributions Declared in 2025

Our board of directors has authorized quarterly distributions for stockholders of record as of the close of business on the last day of each quarter. Distributions made or authorized in 2025 are shown in the table below. As a result of the Temporary Distribution Pause, no distributions were made for the period commencing October 1, 2025.

Quarterly Distribution Period for Daily Record Dates	Date of Authorization	Payment Date	Cash Distribution Amount per Share of Common Stock ($)	Annualized Yield
10/1/2024 – 12/31/2024	9/30/2024	1/15/2025	0.0011268493 (10/1/2024 – 11/12/2024)
			0.0010146575 (11/13/2024 – 12/31/2024)	4.5	%(1)
1/1/2025 – 3/31/2025	12/26/2024	4/15/2025	0.0010146575 (1/1/2025 – 1/27/2025)
			0.0010023288 (1/28/2025 – 3/31/2025)	4.5	%(2)
4/1/2025 – 6/30/2025	3/28/2025	7/15/2025	0.0010023288 (4/1/2025 – 5/13/2025)
			0.0009579452 (5/14/2025 – 6/30/2025)	4.5	%(3)
7/1/2025 – 9/30/2025	6/25/2025	10/15/2025	0.0009579452 (7/1/2025 – 8/11/2025)
			0.0009443836 (8/12/2025 – 9/30/2025)	4.5	%(4)

(1)	Annualized yield represents the annualized yield amount of each distribution calculated on an annualized basis at the then-current rate assuming a $9.14 per share NAV (the then-current purchase price for the period from October 1, 2024 to November 12, 2024) and calculated for the distribution periods beginning October 1, 2024 and ending October 31, 2024, and assuming a $8.23 per share NAV (the then-current purchase for the period from November 13, 2024 to December 31, 2024) and calculated for the distribution period beginning November 1, 2024 and ending November 30, 2024, and beginning December 1, 2024 and ending December 31, 2024.

(2)	Annualized yield represents the annualized yield amount of each distribution calculated on an annualized basis at the then-current rate assuming a $8.23 per share NAV (the then-current purchase price for the period from January 1, 2025 to January 27, 2025) and calculated for the distribution period beginning January 1, 2025 and ending January 31, 2025, and assuming a $8.13 per share NAV (the current purchase price effective January 28, 2025) and calculated for the distribution periods beginning February 1, 2025 and ending February 28, 2025, and beginning March 1, 2025 and ending March 31, 2025.

(3)	Annualized yield represents the annualized yield amount of each distribution calculated on an annualized basis at the then-current rate assuming a $8.13 per share NAV (the then-current purchase price for the period from April 1, 2025 to May 13, 2025) and calculated for the distribution period beginning April 1, 2025 and ending May 31, 2025, and assuming a $7.77 per share NAV (the then-current purchase price effective May 14, 2025) and calculated for the distribution periods beginning June 1, 2025 and ending June 30, 2025.

(4)	Annualized yield represents the annualized yield amount of each distribution calculated on an annualized basis at the then-current rate assuming a $7.77 per share NAV (the then-current purchase price for the period from July 1, 2025 to August 11, 2025) and calculated for the distribution periods beginning July 1, 2025 and ending August 31, 2025, and assuming a $7.66 per share NAV (the then-current purchase for the period from August 12, 2025 to September 30, 2025) and calculated for the distribution period beginning September 1, 2025 and ending September 30, 2025.

7

Aggregate Distributions Paid

For the year ended December 31, 2025, we authorized and incurred distributions to our stockholders of approximately $1,418,000. For the year ended December 31, 2024, we authorized and incurred distributions to our stockholders of approximately $2,326,000. The decrease in aggregate distributions during 2025 primarily reflects the Temporary Distribution Pause and the absence of distributions for the quarter commencing October 1, 2025.

Share Repurchase Program

We have adopted a share repurchase program to provide our stockholders with some liquidity that may enable them to sell their shares of common stock to us in limited circumstances. Our board of directors may, in its sole discretion, amend, suspend or terminate the share repurchase program at any time and for any reason. Reasons we may amend, suspend or terminate the share repurchase program include, without limitation, (i) to protect our operations and our remaining stockholders, (ii) to prevent an undue burden on our liquidity, (iii) to preserve our status as a REIT and (iv) following any material decrease in our NAV.

Effective April 21, 2026, our board of directors suspended the share repurchase program to preserve liquidity and support our broader capital allocation and portfolio repositioning strategy. As a result, we are no longer accepting or processing repurchase requests submitted on or after that date.

During the year ended December 31, 2025, we repurchased 270,118 shares of common stock for a total of approximately $2,070,000. During the year ended December 31, 2024, we repurchased 277,063 shares of common stock for a total of approximately $2,444,000.

A valid repurchase request was, prior to the suspension of the share repurchase program, one that complies with the applicable requirements and guidelines of our current share repurchase program.

Sources of Operating Revenue and Cash Flow

Our revenue is primarily generated from rental income and interest income on our investments, and other revenue, which consists of tenant fee income and tenant reimbursements. We previously generated revenue from preferred return income as well.

Profitability and Performance Metrics

We calculate funds from operations (“FFO”) and adjusted funds from operations (“AFFO”) to evaluate the profitability and performance of our business. See “—Non-GAAP Financial Measures” below for a description of these metrics. Our investing and management activities related to commercial real estate are all considered a single reportable business segment for financial reporting purposes. All of the investments we have made to date have been in domestic commercial real estate assets with similar economic characteristics, and we evaluate the performance of all of our investments using similar criteria.

Market Outlook and Recent Trends

The REIT’s portfolio is composed primarily of multifamily communities, supplemented by investments made during 2025 and an expanded investment mandate in the industrial sector where market conditions create an opportunity for value creation. During 2025, we broadened our investment strategy to include preferred equity and joint venture equity investments in industrial assets, with the objective of diversifying income streams and reducing lease rollover risk through longer-term contractual income from creditworthy tenants. These sectors represent the core of our investment strategy to provide sustainable cash flow, stockholder value creation, and long-term appreciation potential. In line with this broadened focus, we have completed several acquisitions to date, including of modern distribution facilities leased to FedEx Ground, which provide long-term, creditworthy tenancy and stable contractual income. We intend to continue targeting industrial assets in core, business-friendly markets with strong transportation connectivity, extended lease terms, and limited near-term rollover risk.

During 2025, our NAV per share declined relative to prior periods, primarily due to capitalization rate expansion correlated with elevated interest rates, operating cost pressures, and modest rental growth. In response, we have focused on active asset management, capital preservation, and portfolio repositioning.

Macroeconomic Environment

The commercial real estate market continues to reflect the impact of a prolonged elevated interest rate environment, although volatility has moderated relative to prior periods. As most investment properties are financed with debt, benchmark yields like the ten-year treasury rate are important in commercial real estate because they influence borrowing costs and therefore ultimately affect the price an investor can pay. We believe sustained moderation in benchmark yields could support valuations over time, though there is typically a lag between movements in capital markets and their impact on appraisals and transaction pricing. As a result, changes in treasury rates can take multiple quarters to flow through appraisals and negotiated transactions.

8

Multifamily Sector

Portfolio fundamentals for multifamily remain relatively stable, with strong rent collections and resilient occupancy underscoring the stability of our income streams even as property valuations continue to face pressure from higher capitalization rates. However, the sector has experienced valuation pressure and performance across markets has varied, which has impacted certain of our investments. While multifamily properties continue to face valuation pressure due to debt maturities and decreased transaction volume compared to years past, national indicators point to improving operating trends. We believe limited single-family housing supply, high barriers to homeownership, and demographic trends such as household formation will continue to support multifamily as a resilient, long-term investment category, even as construction pipelines taper from prior highs.

Industrial Sector

The industrial sector continues to benefit from a combination of structural and cyclical demand drivers that support long-term occupancy and income stability. E-commerce adoption, supply chain reconfiguration, and the onshoring of manufacturing capacity have created sustained demand for modern logistics and distribution facilities. These trends are reinforced by tenant requirements for scale, proximity to major transportation infrastructure, and operational efficiency, all of which favor well located, large format industrial assets.

At the same time, the supply side of the market has begun to adjust meaningfully. Development pipelines have contracted as higher construction costs and tighter capital availability have constrained new starts, particularly within speculative projects. This moderation in supply, when viewed alongside continued tenant demand, is expected to support a more favorable supply demand balance over the medium-term and reinforce the durability of occupancy within stabilized assets.

Within this context, the Company’s industrial strategy is focused on large format assets leased to creditworthy tenants that provide stable, long duration income streams with limited near term rollover risk. These properties are often integral to national and global logistics networks, and tenant demand is driven by long-term infrastructure and distribution considerations rather than short-term market fluctuations. As a result, they tend to exhibit strong retention characteristics and predictable cash flow profiles.

Opportunities to acquire these assets at attractive pricing are frequently driven by capital market dynamics rather than underlying property performance. Situations involving construction loan maturities, ownership liquidity needs, or non-core dispositions can create entry points at valuations that are disconnected from long-term intrinsic value. The Company remains focused on identifying these opportunities and acquiring assets where current pricing reflects temporary dislocation rather than structural weakness, with an emphasis on tenant credit quality, lease duration, and strategic location.

Portfolio Positioning

We view real estate investing as a long-term endeavor. Our objective remains to protect and maximize value through disciplined portfolio management, transparent communication, and thoughtful capital deployment as conditions evolve. While valuations remain influenced by broader capital-market conditions, we believe the resilience of our portfolio and our strategic repositioning, including a focus on industrial assets, support our objective of providing stable cash distributions. We are focused on improving NAV over time through active portfolio management, including evaluating asset-level performance, selectively disposing of assets where long-term potential is limited, and redeploying capital into investments that we believe are better aligned with our income and appreciation objectives.

Multifamily and industrial fundamentals remain influenced by evolving supply-demand dynamics, which may support long-term appreciation potential over time. Our investment approach emphasizes disciplined underwriting, patience, and capital preservation. While we remain subject to ongoing market volatility and there can be no assurance as to the timing or extent of any recovery in real estate valuations, we believe our focus on conservative entry pricing, strong sponsorship, and durable cash flow positions us to navigate current conditions and pursue long-term value creation.

9

Critical Accounting Policies

The preparation of the consolidated financial statements in accordance with GAAP requires management to use judgment in the application of accounting policies, including making estimates and assumptions. Such judgments are based on our management’s experience, our historical experience, the experience of our Manager’s affiliates and the industry. We consider these policies critical because we believe that understanding these policies is critical to understanding and evaluating our reported financial results. Additionally, these policies may involve significant management judgments and assumptions, or require estimates about matters that are inherently uncertain. These judgments will affect the reported amounts of assets and liabilities and our disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenue and expenses during the reporting periods. With different estimates or assumptions, materially different amounts could be reported in our consolidated financial statements. Additionally, other companies may utilize different estimates that may impact the comparability of our results of operations to those of companies in similar businesses.

Use of Estimates

The preparation of the consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements. Actual events and results could differ from those assumptions and estimates.

Variable Interest Entities and Voting Interest Entities

A variable interest entity (“VIE”) is an entity that lacks one or more of the characteristics of a voting interest entity. A VIE is defined as an entity in which equity investors do not have the characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support from other parties. The determination of whether an entity is a VIE includes consideration of various factors. These factors include review of the formation and design of the entity, its organizational structure including decision-making ability and relevant financial agreements, and analysis of the forecasted cash flows of the entity. We make an initial determination upon acquisition of a VIE, and reassess the initial evaluation of an entity as a VIE upon the occurrence of certain events.

A VIE must be consolidated only by its primary beneficiary, which is defined as the party who, along with its affiliates and agents, has both the: (i) power to direct the activities that most significantly impact the VIE’s performance; and (ii) obligation to absorb the losses of the VIE or the right to receive the benefits from the VIE, which could be significant to the VIE. We determine whether we are the primary beneficiary of a VIE by considering various factors, including, but not limited to: which activities most significantly impact the VIE’s economic performance and which party controls such activities; the amount and characteristics of its investment; the obligation or likelihood for us or other interests to provide financial support; and consideration of the VIE’s purpose and design, including the risks the VIE was designed to create and pass through to its variable interest holders and the similarity with and significance to the business activities of our interest and the other interests. We reassess our determination of whether we are the primary beneficiary of a VIE each reporting period. Significant judgments related to these determinations include estimates about the future performance of investments held by VIEs and general market conditions. The maximum risk of loss related to our investments is limited to our recorded investment in such entities, if any.

A voting interest entity (“VOE”) is an entity in which equity investors have the characteristics of a controlling financial interest and have sufficient equity at risk to finance its activities. A controlling financial interest exists if limited partners with equity at risk are able to exercise substantive kick-out rights or are able to exercise substantive participation rights. Under the VOE model, generally, only a single limited partner that is able to exercise substantial kick-out rights will consolidate the entity.

As of December 31, 2025 and 2024, the Company held investments in five entities and three entities, respectively, which were evaluated under the VOE model and were not consolidated because the Company does not have substantive kick-out rights or a controlling financial interest. These investments are carried on the consolidated financial statements using the equity method because of the Company’s significant influence.

As of December 31, 2025 and 2024, the Company held equity investments in six entities and seven entities, respectively, which were evaluated under the VOE model and were consolidated because the Company is able to exercise substantial kick-out rights and substantive participation rights.

10

Purchase Accounting for Acquisition of Real Estate

The Company adopted the provisions of Accounting Standards Update No. 2017-01, Business Combinations (Topic 805): Clarifying the Definition of a Business, which provides that if substantially all the fair value of the gross assets is concentrated in any individual asset, the acquisition is treated as an asset acquisition as opposed to a business combination. Under an asset acquisition, costs directly related to the acquisition are capitalized as part of the purchase consideration. The purchase consideration includes cash paid, the fair value of equity or other assets issued, and the fair value of any assumed debt. We assess the fair value of assumed debt based on estimated cash flow projections that utilize appropriate discount rates and available market information. Such inputs are categorized as Level 3 in the fair value hierarchy. The difference between the fair value and the stated principal of assumed debt is amortized using the effective interest method basis over the terms of the respective debt obligation.

The fair value of the purchase consideration is then allocated based on the relative fair value of the assets. The estimates of the fair value of the purchase consideration and the fair value of the assets acquired is consistent with the techniques used in a business combination.

Fair Value

Fair value is the exchange price that would be received for an asset or paid to transfer a liability (exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. There are three levels of inputs that may be used to measure fair values:

Level 1 — Quoted prices (unadjusted) for identical assets or liabilities in active markets that the entity has the ability to access as of the measurement date.

Level 2 — Significant other observable inputs other than Level 1 prices such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data.

Level 3 — Significant unobservable inputs that reflect a company’s own assumptions about the assumptions that market participants would use in pricing an asset or liability.

Fair Value Option

Accounting Standards Codification (“ASC”) 825 “Fair Value Option for Financial Assets and Financial Liabilities” (“ASC 825”) provides a fair value option election that allows companies to irrevocably elect fair value as the initial and subsequent measurement attribute for certain financial assets and liabilities. ASC 825 permits the fair value option election on an instrument-by-instrument basis at initial recognition. We have decided not to make this election.

Revenue Recognition

Rental income is recognized as rental payments become due. Rental payments received in advance are deferred until earned. For consolidated multifamily properties, all leases between the Company and tenants of the property are operating leases and are on terms of one year or less.

For certain properties, in addition to contractual base rent, the tenants pay their share of utilities, taxes, insurance, and common area maintenance to the Company. The income and expenses associated with these properties are generally recorded on a gross basis when the Company is the primary obligor.

Tenant fees, such as application fees, administrative fees, late fees and other revenues from tenants are recorded when amounts become due.

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Impairment of Real Estate Owned and Allowance for Credit Losses

The Company reviews its real estate portfolio on a quarterly basis to ascertain if there are any indicators of impairment to the value of any of its real estate assets, including deferred costs and intangibles, to determine if there is any need for an impairment charge. In reviewing the portfolio, the Company examines one or more of the following: the type of asset, the current financial statements or other available financial information of the asset and the economic situation in the area in which the asset is located. For each real estate asset owned for which indicators of impairment exist, management performs a recoverability test by comparing the sum of the estimated undiscounted future cash flows attributable to the asset to its carrying amount. If the aggregate undiscounted cash flows are less than the asset’s carrying amount, an impairment loss is recorded to the extent that the estimated fair value is less than the asset’s carrying amount. The estimated fair value is determined using a discounted cash flow model of the expected future cash flows through the useful life of the property. The analysis includes an estimate of the future cash flows that are expected to result from the real estate investment’s use and eventual disposition. These cash flows consider factors such as expected future operating income, trends and prospects, the effects of leasing demand, competition and other factors.

For the years ended December 31, 2025 and 2024, the Company determined that there was no impairment of long-lived assets.

The Company maintains an allowance for doubtful accounts for estimated losses resulting from the inability of a tenant to make required rent payments. As of December 31, 2025 and 2024, there was $147,000 and $298,000 in the allowance for doubtful accounts, respectively.

Net Asset Value Calculation

The Company calculates its NAV per share on a quarterly basis using valuation methodologies developed and applied by internal accountants or asset managers of its Manager or its affiliates. These methodologies involve significant estimates, assumptions, and subjective judgments regarding future events, including market conditions, property performance, and asset-level risk factors. The Company’s goal is to provide a reasonable estimate of the value of its common stock as of the end of each fiscal quarter. However, as with any valuation approach, the use of different assumptions or inputs could yield materially different results, and the NAV per share may not reflect the actual value realizable in a sale or liquidation of assets.

NAV is calculated by subtracting the Company’s total liabilities from the estimated value of its total assets, including commercial real estate investments and related interests, and dividing that result by the number of shares of common stock outstanding as of the end of the prior fiscal quarter. Valuation inputs may include market capitalization rates, discount rates, expected performance, loss severity rates, and, where applicable, third-party appraisal reports or input from independent valuation experts.

The Company’s NAV per share may fluctuate due to market changes, operational performance, interest rate movements, and other external and internal factors. It does not represent (i) the price at which its shares of common stock would trade on a national securities exchange, (ii) the amount a stockholder would receive upon resale of shares of its common stock, or (iii) the amount stockholders would receive upon a full liquidation. Moreover, the NAV in effect for any fiscal quarter may not fully reflect the financial impact of material events that occur between quarterly valuations. The Company uses commercially reasonable efforts to monitor for such events and will update NAV mid-quarter if it reasonably believes a material event has occurred that would cause NAV per share to change by 5% or more. In such cases, the Company will promptly disclose the revised NAV per share as reasonably practicable and the reason for the adjustment in an offering circular supplement and on our website.

Recently Issued Accounting Standards

The Company has evaluated all recent accounting pronouncements issued by the Financial Accounting Standards Board (“FASB”) through the date the financial statements were available to be issued. Management has determined that there are no recently issued accounting standards, whether adopted or not yet adopted, that are expected to have a material impact on the Company’s financial position, results of operations, cash flows, or related disclosures. The Company continues to monitor relevant pronouncements and exposure drafts issued by the FASB and other standard-setting bodies, including those related to fair value measurement, consolidation, and lease accounting, but does not anticipate any material changes at this time.

12

Results of Operations

Net Loss and Operating Income

The years ended December 31, 2025 and 2024 resulted in a net loss attributable to RM Apartment Growth REIT of approximately $(3,265,000) and $(3,527,000), respectively. This decrease in net loss for the year ended December 31, 2025, as compared to the year ended December 31, 2024, was primarily due to the impact of the Lotus Village disposition completed as part of our broader portfolio repositioning and capital allocation strategy offset by increased net operating losses from the Sherwood Oaks investment. Operating loss was approximately $(1,133,000) for the year ended December 31, 2025, compared to operating income of approximately $158,000 for the year ended December 31, 2024.

Rental Income, net

For the years ended December 31, 2025 and 2024, we earned rental income, net, of approximately $15,817,000 and $18,259,000, respectively. The decrease for the year ended December 31, 2025, as compared to the year ended December 31, 2024, was primarily due to the sale of Lotus Village.

Other Revenue

For the years ended December 31, 2025 and 2024, we earned other revenue of approximately $530,000 and $562,000, respectively. The decrease for the year ended December 31, 2025, as compared to the year ended December 31, 2024, was primarily due to the sale of Lotus Village partially offset by an increase in tenant fee revenue in the portfolio.

Expenses

Depreciation and Amortization

For the years ended December 31, 2025 and 2024, we incurred depreciation and amortization expenses of approximately $4,298,000 and $5,169,000, respectively. This decrease for the year ended December 31, 2025, as compared to the year ended December 31, 2024, was primarily due to the sale of Lotus Village.

General and Administrative Expenses

For the years ended December 31, 2025 and 2024, we incurred general and administrative expenses of approximately $1,842,000 and $2,087,000, respectively. The decrease for the year ended December 31, 2025, as compared to the year ended December 31, 2024, was primarily due to the sale of Lotus Village and reduction in third-party professional fees paid.

Real Estate Operating Expenses

For the years ended December 31, 2025 and 2024, we incurred real estate operating expenses of approximately $11,017,000 and $11,496,000, respectively. The decrease for the year ended December 31, 2025, as compared to the year ended December 31, 2024, was primarily due to the sale of Lotus Village, partially offset by increases in real estate operating expenses in our existing portfolio.

Asset Management Fees

For the years ended December 31, 2025 and 2024, we incurred asset management fees of approximately $719,000 and $860,000, respectively. The decrease for the year ended December 31, 2025, as compared to the year ended December 31, 2024, was primarily due to the sale of Lotus Village and a decrease in the Company’s NAV over the course of the year.

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Liquidity and Capital Resources

We require capital to fund our investment activities and operating expenses. Our capital sources may include net proceeds from the Offerings, cash flow from operations, existing cash balances, borrowings under credit facilities, and proceeds from future capital raising activities.

To date, we have funded the acquisition of our diversified portfolio of investments in commercial real estate loan and equity assets and conducted our operations primarily from the proceeds of our offerings, together with cash flow from operations and secured or unsecured financings at the property level from banks and other lenders.

As of December 31, 2025 and December 31, 2024, we had cash and cash equivalents of approximately $3,966,000 and $15,130,000, respectively, and $0 and $1,539,000, respectively, invested in marketable securities at fair value that are available to provide capital for operations and investments.

We anticipate that cash flow from operations, together with existing cash balances and funds received from the sale of assets, will provide sufficient liquidity to meet future funding commitments and operational costs for at least one year from the date the consolidated financial statements are available to be issued. However, the temporary New Subscription Pause may limit our ability to make new investments or fund existing commitments if operating cash flows and other liquidity sources are insufficient. In addition, we implemented the Temporary Distribution Pause and subsequently suspended our share repurchase program and distribution reinvestment plan in 2026 as part of our broader liquidity preservation and capital allocation strategy.

As of December 31, 2025 and 2024, we had outstanding borrowings of approximately $102,773,000 and $134,079,000, respectively, net of deferred financing costs and premium.

For our existing borrowings, the Company has three consolidated investments with 2025 loan maturities—Lotus Village, Sherwood Oaks and Brooklyn Portfolio. Lotus Village was sold on May 27, 2025. Subsequent to year end, Sherwood Oaks was transferred to the lender via a deed in lieu of foreclosure in satisfaction of the outstanding indebtedness. We continue to evaluate alternatives for Brooklyn Portfolio, including refinance, extension, negotiated resolution, and/or sale.

In addition to making investments in accordance with our investment objectives, we expect to use our capital resources to make certain payments to our Manager. During our organization and offering stage, these payments will include payments for reimbursement of certain organization and offering expenses. Assuming we resume and complete the maximum offering amount in the Second Follow-on Offering, our organization and offering expenses are expected to be approximately 3% of gross offering proceeds. If the Second Follow-on Offering is not successfully completed, we will not be obligated to pay the remaining organization and offering expenses owed to our Manager. In addition, we reimburse our Manager for out-of-pocket expenses incurred on our behalf, including license fees, audit fees, fees associated with SEC reporting requirements, acquisition expenses, interest expenses, property management fees, insurance costs, tax return preparation fees, marketing costs, taxes and filing fees, administrative fees, fees for the services of independent directors and third-party costs associated with the aforementioned expenses.

From time to time, unaffiliated and affiliated third parties will pay our Manager or an affiliate of our Manager one or more of the fees set forth below in connection with the investment and management of our investments. We will pay our Manager a monthly asset management fee of one-twelfth of 1.25%, which is based on total equity value, which equals (a) our then-current NAV per share, as determined by our board of directors, multiplied by (b) the number of shares of our common stock then outstanding. Any portion of the asset management fee may be deferred and paid in a subsequent period upon the mutual agreement of the Company and our Manager.

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Cash Flows

The following presents our cash flows for the years ended December 31, 2025 and 2024 (in thousands):

Cash provided by (used in)	For the Year Ended December 31, 2025	For the Year Ended December 31, 2024
Operating Activities:	$(2,593)	$490
Investing Activities:	24,845	8,698
Financing Activities:	(35,140)	(4,742)
Net (decrease) increase in cash and cash equivalents and restricted cash	(12,888)	4,446
Cash and cash equivalents and restricted cash, beginning of year	20,293	15,847
Cash and cash equivalents and restricted cash, end of year	$7,405	$20,293

For the years ended December 31, 2025 and 2024, net cash provided by (used in) operating activities was approximately $(2,593,000) and $490,000, respectively, and was primarily impacted by operating results during the period, including the effects of the Lotus Village disposition and related working capital changes.

For the years ended December 31, 2025 and 2024, net cash provided by investing activities was approximately $24,845,000 and $8,698,000, respectively, and related primarily to the sale of real estate offset by the acquisition of new real estate investments.

For the years ended December 31, 2025 and 2024, net cash used in financing activities was approximately $(35,140,000) and $(4,742,000), respectively, and related primarily to repayments of debt related to the sale of real estate and reduced proceeds from the issuance of common stock.

Estimated NAV Per Share as of December 31, 2025 (Unaudited)

On January 20, 2026, our board of directors approved an estimated NAV per share of our common stock of $7.62 as of December 31, 2025. The estimated NAV per share calculation as of December 31, 2025 reflects the total value of our assets minus the total value of our liabilities, divided by the number of shares of our common stock outstanding as of December 31, 2025.

As with any methodology used to estimate value, the methodology employed by the internal accountants or asset managers of our Manager or its affiliates is based upon a number of estimates and assumptions about future events that may not be accurate or complete. Further, different parties using different assumptions and estimates could derive a different NAV per share, which could be significantly different from our calculated NAV per share. Our NAV per share will fluctuate over time as a result of, among other things, developments related to individual assets and changes in the real estate and capital markets, and does not represent: (i) the price at which our shares would trade on a national securities exchange, (ii) the amount per share a shareholder would obtain if he, she or it tried to sell his, her or its shares or (iii) the amount per share shareholders would receive if we liquidated our assets and distributed the proceeds after paying all our expenses and liabilities.

Off-Balance Sheet Arrangements

As of December 31, 2025 and 2024, we had no off-balance sheet arrangements.

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Non-GAAP Financial Measures

We disclose financial measures calculated and presented in accordance with GAAP; however, we provide certain financial information on a non-GAAP basis (“non-GAAP financial measures”). We provide non-GAAP financial measures to provide information that may assist investors in understanding our results of operations and assessing our prospects for future performance. Our Manager believes that FFO and AFFO, which are non-GAAP financial measures, are additional appropriate measures of the operating performance of a REIT and the Company. We compute FFO in accordance with the standards established by the National Association of Real Estate Investment Trusts (“NAREIT”) as net income or loss (computed in accordance with GAAP), excluding (i) gains and losses from change in control, and (ii) impairment write-downs of certain real estate assets directly attributable to decreases in the value of depreciable real estate.

FFO, as defined by NAREIT, is a computation made by analysts and investors to measure a real estate company’s cash flow generated by operations.

We calculate AFFO by subtracting from (or adding to) FFO:

●	the amortization or accrual of various deferred costs; and
●	an adjustment to reverse the effects of unrealized gains/(losses).

Our calculation of AFFO differs from the methodology used for calculating AFFO by certain other REITs and, accordingly, our AFFO may not be comparable to AFFO reported by other REITs. Our management utilizes FFO and AFFO as measures of our operating performance, and believes they are also useful to investors, because they facilitate an understanding of our operating performance after adjustment for certain non-cash expenses. Additionally, FFO and AFFO serve as measures of our operating performance because they facilitate evaluation of the Company without the effects of selected items required in accordance with GAAP that may not necessarily be indicative of current operating performance and that may not accurately compare our operating performance between periods. Furthermore, although FFO, AFFO and other supplemental performance measures are defined in various ways throughout the REIT industry, we also believe that FFO and AFFO may provide us and our investors with an additional useful measure to compare our financial performance to certain other REITs.

Neither FFO nor AFFO is equivalent to net income or cash generated from operating activities determined in accordance with GAAP. Furthermore, FFO and AFFO do not represent amounts available for management’s discretionary use because of needed capital replacement or expansion, debt service obligations or other commitments or uncertainties. Neither FFO nor AFFO should be considered as an alternative to net income as an indicator of our operating performance or as an alternative to cash flow from operating activities as a measure of our liquidity. Our non-GAAP financial measures may not necessarily be comparable to similarly titled information presented by other companies, and may not be appropriate measures for comparing our performance relative to other companies.

Our unaudited FFO and AFFO calculations for the years ended December 31, 2025 and 2024 are as follows (in thousands):

	For the Year Ended December 31, 2025	For the Year Ended December 31, 2024
GAAP net (loss) income attributable to RealtyMogul Apartment Growth REIT, Inc.	$(3,265)	$(3,527)
Add: depreciation of properties	4,298	5,169
Adjustments for noncontrolling interests in depreciation	(2,432)	(3,128)
Add: share of depreciation of real estate held by equity method investments	629	306
Adjustments for unrealized (gain) on marketable securities	(60)	(70)
Adjustments for realized loss on marketable securities	38	—
Add: change in fair value of interest rate caps	621	1,106
Adjustment for noncontrolling interest in change in fair value of interest rate caps	(458)	(796)
Adjustment for gain on sale of equity method investment	(29)	(165)
Adjustment for loss on sale of real estate investment	3,723	—
Adjustment for noncontrolling interest in gain on sale of real estate	(2,900)	—
FFO applicable to common stock	165	(1,105)
Add: amortization of deferred financing costs, discount and premium	193	329
Adjustments for noncontrolling interests deferred financing costs	(106)	(190)
Add: stock award compensation	39	126
AFFO applicable to common stock	$291	$(840)

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Item 3. Directors and Officers

Although our Manager manages our day-to-day operations, we operate under the direction of the board of directors, the members of which are accountable to us and our stockholders as fiduciaries. We currently have three directors, two of whom are independent directors.

In accordance with our charter, a majority of our independent directors generally must approve corporate actions or policies that directly relate to the following:

●	any transfer or sale of our Sponsor’s initial investment in the Company; provided, however, our Sponsor may not sell its initial investment while it remains our Sponsor, but our Sponsor may transfer the shares to an affiliate;
●	duties of our directors, including ratification of our charter, the written policies on investments and borrowing, the monitoring of administrative procedures, investment operations and our performance and the performance of our Manager;
●	the management agreement;
●	liability and indemnification of our directors, Manager and affiliates;
●	fees, compensation and expenses, including organization and offering expenses, acquisition fees and acquisition expenses, disposition fees, total operating expenses, real estate commissions on the resale of property, incentive fees and Manager compensation;
●	any change or modification of our statement of investment objectives;
●	real property appraisals;
●	our borrowing policies;
●	annual and special meetings of stockholders;
●	election of our directors; and
●	our distribution reinvestment plan.

Committees of the Board of Directors

The entire board of directors will be responsible for supervising our entire business and considering all major business decisions. However, our bylaws provide that the board of directors may establish such committees as the board of directors believes appropriate and in our best interests. The board of directors will appoint the members of the committee in the board of directors’ discretion. Committees typically report to the entire board of directors.

Executive Officers and Directors

As of the date of this Annual Report, our executive officers and directors are as follows:

Name	Age	Position(s)
Christopher D. Wideman	36	Chief Executive Officer, President, Treasurer and Director
Kevin Moclair	53	Chief Accounting Officer
Michael H. Simpson	62	Independent Director
Michael C. Young	53	Independent Director

Christopher D. Wideman has served on our board of directors and as our President and Treasurer since November 6, 2025 and as our Chief Executive Officer since December 4, 2025. Mr. Wideman is also the Chief Operating Officer of The Wideman Company since 2013, where he is responsible for the administrative, financial, and operational functions of the organization. Mr. Wideman oversees the strategic and day-to-day management of a diversified portfolio of commercial real estate assets and leads the implementation of internal systems designed to enhance scalability, accountability, and operational efficiency. Prior to joining The Wideman Company, Mr. Wideman worked as an industrial sales and leasing broker in New York City, where he specialized in the repositioning and adaptive reuse of industrial assets for retail and mixed-use purposes in Brooklyn’s emerging neighborhoods. Mr. Wideman holds dual Bachelor of Arts degrees in Economics and Anthropology from Fordham University and a Master of Business Administration from the Crummer Graduate School of Business at Rollins College.

17

Kevin Moclair has served as our Manager’s Chief Accounting Officer since February 2022. Mr. Moclair is responsible for all our financial accounting and reporting. From April 2009 to February 2022, Mr. Moclair served as Chief Accounting Officer for Ladder Capital, an internally-managed commercial REIT specializing in underwriting commercial real estate. In that role, Mr. Moclair developed and implemented the financial reporting infrastructure from initial private equity structure through public debt and equity issuances and related SEC reporting requirements. From 1998 to March 2009, Mr. Moclair served as Controller – US Operations for Rabobank International, a global banking institution focused in the food and agricultural sector. As Controller, he managed the accounting, product control and regulatory reporting functions as well as participating in local and global implementation of reporting processes and systems to support local and global requirements, including Sarbanes-Oxley Act of 2002 implementation and reporting. From 1994 to 1998, Mr. Moclair worked as a senior auditor with Ernst & Young LLP in the Financial Services Audit and Advisory Services Group. Mr. Moclair has a Bachelor of Science in Accounting (Business Administration) degree from Manhattan College, Riverdale, New York.

Michael H. Simpson has served on our board of directors since November 6, 2025. Mr. Simpson served as Senior Vice President, Commercial Relationship Manager at Bank of Tennessee in Kingsport, Tennessee from August 2007 until his retirement in December 2024. During his tenure, Mr. Simpson managed commercial banking relationships across multiple sectors, overseeing loan portfolios, credit structuring, and client development initiatives. Prior to joining Bank of Tennessee, Mr. Simpson held senior roles in the banking and financial services industry spanning over three decades. From September 1997 to August 2007, he served as Senior Vice President, Private Wealth Management at SunTrust Bank in Kingsport, Tennessee, where he managed high-net-worth client relationships and coordinated investment, credit, and estate planning strategies. From September 1992 to September 1995, he served as Assistant Vice President, Commercial Lending at First Virginia Bank – Mountain Empire in Damascus, Virginia, where he originated and managed commercial credit facilities for regional businesses. Earlier in his career, Mr. Simpson held positions at Tri-City Bank & Trust Company, a subsidiary of First Virginia Banks, Inc., in Blountville, Tennessee, where he served as Branch Manager and Banking Officer from January 1989 to September 1992, and at First Virginia Bank in Falls Church, Virginia, as Assistant Branch Manager from March 1988 to January 1989. Mr. Simpson holds a Master of Business Administration from East Tennessee State University, a Bachelor of Business degree (Cum Laude) from Bluefield State College, and an Associate Degree in General Studies from Southwest Virginia Community College.

Michael C. Young has served on our board of directors since November 6, 2025. Mr. Young is the Chief Executive Officer of the Wegis and Young Family Office, a multi-generational enterprise based in Bakersfield, California since 1990. Mr. Young represents the fourth generation of family leadership in the agricultural and real estate sectors. Under his direction, the family office has expanded and diversified its operations to include farming, real estate, and investment management activities across multiple geographies. Mr. Young serves as Board Chair of the California Agricultural Leadership Foundation and previously served as President of the Kern County Farm Bureau. Mr. Young holds a Bachelor of Science degree in Business from the University of the Pacific and completed additional studies at the Center for Bilingual Multicultural Studies in Cuernavaca, Mexico.

Compensation of Directors and Officers

We typically pay to each of our independent directors a retainer of 1,000 shares of our common stock per year. All directors will receive reimbursement of reasonable out-of-pocket expenses incurred in connection with attendance at each meeting of the board of directors. Directors are not reimbursed by us, our Sponsor, our Manager or any of their affiliates for spouses’ expenses to attend events (if any) to which spouses are invited. Each independent member of our board of directors received a grant of 1,250 shares of common stock in consideration of their service as members of the board of directors in 2025 and services to be performed in 2026. The aggregate equity compensation awarded to our board of directors for the year ended December 31, 2025 was 500 shares of our common stock. No cash compensation was paid to our board of directors in 2025 for their service as board members.

Executive Officers

As of the date of this Annual Report, Christopher D. Wideman, our Chief Executive Officer, President, Treasurer, and member of our board of directors, and Kevin Moclair, our Chief Accounting Officer, are the sole executive officers of the Company.

18

Our Manager

Our Manager manages our day-to-day affairs, and implements our investment strategy. Our Manager and its officers are not required to devote all of their time to our business and are only required to devote such time to our affairs as their duties require.

As of the date of this Annual Report, the executive officers of our Manager and their positions and offices are as follows:

Name	Age	Position(s)
Christopher D. Wideman	36	Chief Executive Officer and President
Kevin Moclair	53	Chief Accounting Officer
Eric Levy	39	Managing Director and Secretary
Tara Horne	41	Chief Compliance Officer

Biographical information for Mr. Wideman and Mr. Moclair is provided above under “—Executive Officers and Directors.”

Eric Levy has served as our Manager’s Managing Director since April 2024. Previously, he served as our Manager’s Vice President, Portfolio Manager since January 2019. Mr. Levy also serves as our Manager’s Secretary. Mr. Levy has served as a Vice President, Asset Management of RM Investor, LLC since October 2017. Mr. Levy is responsible for portfolio and asset management for debt and equity assets held by us and by RealtyMogul Income REIT, Inc. From April 2013 to September 2017, Mr. Levy served as Strategic Projects Manager at World Class Capital Group, a national real estate investment firm focused on acquiring, developing and managing real estate with over $1.2 billion in assets under management. In that role, he led the asset management of over 2.3 million square feet of retail and office properties, oversaw capital improvement plans for over 4.5 million square feet of self-storage facilities, managed portfolio-wide investor reporting and investor relationships and helped to develop the operational infrastructure of the company. From August 2010 to March 2013, Mr. Levy served as Senior Paralegal – M&A, Real Estate, Credit at Willkie, Farr & Gallagher LLP. Mr. Levy has more than ten years of experience in commercial real estate. Mr. Levy has a Bachelor of Arts degree from the University of Wisconsin-Madison.

Tara Horne has served as the Chief Compliance Officer of our Manager since August 2025 and previously served in this role from June 2023 to February 2025. Ms. Horne is responsible for managing all compliance and regulatory matters for our Manager. Since May 2022, Ms. Horne also serves as a Director of Investment Adviser and Broker Dealer Compliance at DFP Partners where she provides comprehensive compliance-related services to support registered investment advisers and registered broker-dealers, including compliance program ownership and supervision and oversight of firm activities. DFP Partners is engaged with RM Advisers, LLC as a compliance partner. From December 2009 to May 2022, Ms. Horne served in various roles for National Regulatory Services, including senior compliance consultant, manager and compliance examiner of the audit solutions program in which roles she provided compliance support to various clients. During her career as a compliance professional in the financial services industry, Ms. Horne has completed thousands of mock regulatory exams and has extensive experience leading firms through the investment adviser and broker-dealer registration process as well as developing robust control and operational frameworks for a variety of financial institutions, including broker-dealers, clearing agencies, registered investment advisers, private funds and investment banking firms. Ms. Horne is a Certified Anti-Money Laundering Specialist and holds a designation as an Investment Adviser Certified Compliance Professional. Ms. Horne also holds Series 7 and Series 24 licenses. Ms. Horne has a Bachelor of Science in Business Marketing and Finance from California State University of Long Beach, California.

Family Relationships and Other Relationships

Except for Matthew Wideman, our former Chief Executive Officer, and Christopher D. Wideman, our Chief Executive Officer and President, who are brothers, there are no family relationships between any director, executive officer, person nominated or chosen by us to become a director or executive officer or any significant employee. There are no arrangements or understandings between or among our executive officers and directors pursuant to which any director or executive officer was or is to be selected as a director or executive officer.

19

Compensation of the Executive Officers of Our Manager

While we have executive officers, we do not currently have any employees nor do we currently intend to hire any employees who will be compensated directly by us. As described above, certain of the executive officers of RM Investor, LLC also serve as executive officers of our Manager. Each of these individuals receives compensation for his or her services, including services performed for us on behalf of our Manager, from RM Investor, LLC. As executive officers of our Manager, these individuals will manage our day-to-day affairs, oversee the review, selection and recommendation of investment opportunities, service acquired investments and monitor the performance of these investments to ensure that they are consistent with our investment objectives. We will indirectly bear some of the costs of the compensation paid to these individuals through fees we pay to our Manager. In addition, our and our Manager’s Chief Executive Officer and President received a grant of 1,250 shares of common stock in consideration of services performed in 2025 and expected to be performed in 2026 as an executive officer, and the Managing Director of our Manager received a grant of 1,000 shares of common stock, in consideration of services expected to be performed in 2026 as an executive officer of the Manager.

Item 4. Security Ownership of Management and Certain Securityholders

The following table sets forth the beneficial ownership of shares of our common stock as of the date of this Annual Report for each person or group that holds more than 10% of the shares of our common stock, for each of our executive officers and directors and the executive officers of our Manager and for our executive officers and directors and the executive officers of our Manager as a group. To our knowledge, each person that beneficially owns shares of our common stock has sole voting and disposition power with regard to such shares. Percentages of beneficial ownership are based on 5,186,554 shares of our common stock outstanding as of March 31, 2026. As of March 31, 2026, no person or group held more than 10% of our common stock.

Unless otherwise indicated below, each person or entity has an address in care of our principal executive offices at 333 S. Garland Ave., Suite 1300, Orlando, FL 32801.

	Common Stock
Name of Beneficial Owner (1)	Number of Shares Beneficially Owned	Percent of All Shares
RM Sponsor, LLC (2)	13,468	*	%
Christopher D. Wideman	1,250	*
Kevin Moclair	-	-
Michael H. Simpson	1,250	*
Michael C. Young	1,250	*
Eric Levy	8,046	*
All executive officers and directors as a group (5 persons)	25,264	*	%

*	Represents less than 1.0% of our outstanding common stock.

(1)	Under SEC rules, a person is deemed to be a “beneficial owner” of a security if that person has or shares “voting power,” which includes the power to dispose of or to direct the disposition of such security. A person also is deemed to be a beneficial owner of any securities which that person has a right to acquire within 60 days. Under these rules, more than one person may be deemed to be a beneficial owner of the same securities and a person may be deemed to be a beneficial owner of securities as to which he or she has no economic or pecuniary interest.

(2)	All voting and investment decisions with respect to shares of our common stock that are held by RM Sponsor, LLC are controlled by its manager, Christopher D. Wideman. Mr. Wideman disclaims beneficial ownership of such shares.

Item 5. Interest of Management and Others in Certain Transactions

For information responsive to this Item, please see Note 8 – Related Party Arrangements in Item 7. “Financial Statements” below.

Item 6. Other Information

None.

20

Item 7. Financial Statements

RealtyMogul Apartment Growth REIT, Inc.

F-1

Independent Auditor’s Report

To the Board of Directors

RealtyMogul Apartment Growth REIT, Inc.

Opinion

We have audited the consolidated financial statements of RealtyMogul Apartment Growth REIT, Inc. (the “Company”) and its subsidiaries, which comprise the consolidated balance sheets as of December 31, 2025, and 2024 and the related consolidated statements of operations, equity, and cash flows for the years then ended, and the related notes to the consolidated financial statements.

In our opinion, the accompanying consolidated financial statements present fairly, in all material respects, the financial position of RealtyMogul Apartment Growth REIT, Inc. and its subsidiaries as of December 31, 2025, and 2024, and the results of their operations and their cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America.

Basis for Opinion

We conducted our audits in accordance with auditing standards generally accepted in the United States of America (“GAAS”). Our responsibilities under those standards are further described in the Auditor’s Responsibilities for the Audit of the Financial Statements section of our report. We are required to be independent of the Company, and to meet our other ethical responsibilities, in accordance with the relevant ethical requirements relating to our audits. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Responsibilities of Management for the Financial Statements

Management is responsible for the preparation and fair presentation of the consolidated financial statements in accordance with accounting principles generally accepted in the United States of America, and for the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

In preparing the consolidated financial statements, management is required to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern for one year after the date that the consolidated financial statements are available to be issued.

Auditor’s Responsibilities for the Audit of the Financial Statements

Our objectives are to obtain reasonable assurance about whether the consolidated financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditor’s report that includes our opinion. Reasonable assurance is a high level of assurance but is not absolute assurance and therefore is not a guarantee that an audit conducted in accordance with GAAS will always detect a material misstatement when it exists. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control. Misstatements are considered material if there is a substantial likelihood that, individually or in the aggregate, they would influence the judgment made by a reasonable user based on the consolidated financial statements.

In performing an audit in accordance with GAAS, we:

●	Exercise professional judgment and maintain professional skepticism throughout the audit.

●	Identify and assess the risks of material misstatement of the consolidated financial statements, whether due to fraud or error, and design and perform audit procedures responsive to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements.

●	Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control. Accordingly, no such opinion is expressed.

●	Evaluate the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluate the overall presentation of the consolidated financial statements.

●	Conclude whether, in our judgment, there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern for a reasonable period of time.

We are required to communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit, significant audit findings, and certain internal control-related matters that we identified during the audit.

/s/ CohnReznick LLP

Atlanta, Georgia

April 30, 2026

F-2

RealtyMogul Apartment Growth REIT, Inc.

Consolidated Balance Sheets

As of December 31, 2025 and 2024

(Amounts in thousands, except share and per share data)

	As of December 31, 2025	As of December 31, 2024
ASSETS
Real estate investments, at cost
Land	$32,747	$32,747
Buildings and improvements	120,267	119,773
Total real estate investments, at cost	153,014	152,520
Less accumulated depreciation	(19,613)	(15,316)
Real estate investments, net	133,401	137,204
Real estate held for sale, at fair value	-	33,000
Investments in real estate, equity method	15,348	6,934
Marketable securities, at fair value	-	1,539
Cash and cash equivalents	3,966	15,130
Escrows and deposits	3,439	5,163
Rent receivable, net	271	361
Stock subscription receivable	-	2
Deferred offering costs, net	346	353
Prepaid expenses	320	674
Interest rate caps, at fair value	-	398
Other receivable	161	263
Total Assets	$157,252	$201,021

LIABILITIES AND EQUITY
Liabilities:
Mortgages payable, net of $393 and $497 of deferred financing costs, and $557 and $674 premium, respectively	$102,773	$103,879
Mortgage payable related to real estate asset held for sale	-	30,200
Accounts payable and accrued expenses	3,469	4,080
Settling subscription payable	511	565
Dividends payable	6	534
Other liabilities	800	932
Asset management fee payable	48	44
Member loan payable	-	480
Total Liabilities	107,607	140,714

Equity:
Common stock, $0.01 par value; 9,000,000 shares authorized; 5,181,355 and 5,295,259 shares issued and outstanding, as of December 31, 2025 and December 31, 2024, respectively	52	53
Additional paid-in capital	52,216	53,076
Accumulated deficit	(18,537)	(13,854)
Total RealtyMogul Apartment Growth REIT, Inc. equity	33,731	39,275
Noncontrolling interests in consolidated joint ventures	15,914	21,032
Total Equity	49,645	60,307

Total Liabilities and Equity	$157,252	$201,021

The accompanying notes are an integral part of these consolidated financial statements.

F-3

RealtyMogul Apartment Growth REIT, Inc.

Consolidated Statements of Operations

For the Years Ended December 31, 2025 and 2024

(Amounts in thousands, except share and per share data)

	For the Year Ended December 31, 2025	For the Year Ended December 31, 2024
Revenues
Rental income, net	$15,817	$18,259
Other revenue	530	562
Equity in losses of equity method investees	(3)	(279)
Interest income	399	773
Preferred return income	-	472
Total revenues	16,743	19,787

Operating expenses
Depreciation	4,298	5,169
General and administrative expenses	1,842	2,087
Real estate operating expenses	11,017	11,496
Servicing fee	-	17
Asset management fees	719	860
Total operating expenses	17,876	19,629
Operating (loss) income	(1,133)	158
Other (income) and expenses
Interest expense	5,838	7,146
Change in fair value of interest rate caps	621	1,106
Other income	(46)	(172)
Unrealized gain on marketable securities	(60)	(70)
Realized loss on sale of marketable securities	38	-
Loss on extinguishment of debt	2	-
(Gain) loss on real estate investment classified as held for sale	(3,229)	3,229
Gain on sale of equity method investee	(29)	(165)
Loss on sale of real estate investment	3,723	-
Total other (income) expenses	6,858	11,074
Consolidated net loss	(7,991)	(10,916)
Net loss attributable to noncontrolling interests	(4,726)	(7,389)
Net loss attributable to RealtyMogul Apartment Growth REIT, Inc.	$(3,265)	$(3,527)

Net loss per basic and diluted common share	$(0.62)	$(0.63)
Weighted average shares of common stock outstanding	5,293,044	5,619,372

The accompanying notes are an integral part of these consolidated financial statements.

F-4

RealtyMogul Apartment Growth REIT, Inc.

Consolidated Statements of Equity

For the Years Ended December 31, 2025 and 2024

(Amounts in thousands, except share and per share data)

	Common Stock		Additional Paid-in	Accumulated	Total RealtyMogul Apartment Growth REIT, Inc.	Noncontrolling interests in Consolidated Joint	Total
	Shares	Amount	Capital	Deficit	Equity	Ventures	Equity
Balance as of December 31, 2023	5,349,440	$54	$53,414	$(8,001)	$45,467	$28,896	$74,363
Proceeds from issuance of common stock, net of syndication costs	210,173	2	2,042	-	2,044	-	2,044
Stock award	12,709	-	126	-	126	-	126
Amortization of deferred offering costs	-	-	(65)	-	(65)	-	(65)
Dividends declared on common stock	-	-	-	(2,326)	(2,326)	-	(2,326)
Repurchase of common stock	(277,063)	(3)	(2,441)	-	(2,444)	-	(2,444)
Distributions to noncontrolling interests	-	-	-	-	-	(475)	(475)
Net loss	-	-	-	(3,527)	(3,527)	(7,389)	(10,916)
Balance as of December 31, 2024	5,295,259	53	53,076	(13,854)	39,275	21,032	60,307
Proceeds from issuance of common stock, net of syndication costs	151,414	2	1,205	-	1,207	-	1,207
Stock award	4,800	-	39	-	39	-	39
Amortization of deferred offering costs	-	-	(37)	-	(37)	-	(37)
Dividends declared on common stock	-	-	-	(1,418)	(1,418)	-	(1,418)
Repurchase of common stock	(270,118)	(3)	(2,067)	-	(2,070)	-	(2,070)
Distributions to noncontrolling interests	-	-	-	-	-	(392)	(392)
Net loss	-	-	-	(3,265)	(3,265)	(4,726)	(7,991)
Balance as of December 31, 2025	5,181,355	$52	$52,216	$(18,537)	$33,731	$15,914	$49,645

The accompanying notes are an integral part of these consolidated financial statements.

F-5

RealtyMogul Apartment Growth REIT, Inc.

Consolidated Statements of Cash Flows

For the Years Ended December 31, 2025 and 2024

(Amounts in thousands, except share and per share data)

	For the Year Ended December 31, 2025	For the Year Ended December 31, 2024
OPERATING ACTIVITIES:
Consolidated net loss	$(7,991)	$(10,916)
Adjustments to reconcile consolidated net loss to net cash (used in) provided by operating activities:
Depreciation	4,298	5,169
Equity in losses of equity method investees	3	279
Unrealized gain on marketable securities	(60)	(70)
Realized loss on marketable securities	38	-
Loss on sale of real estate investment	3,723	-
Gain on sale of equity method investee	(29)	(165)
(Gain) loss on real estate investment classified as held for sale	(3,229)	3,229
Stock award compensation	39	126
Amortization of deferred financing costs	193	329
Amortization of marketable securities discount	-	(17)
Loss on debt extinguishment	2	-
Amortization of origination fees	1	1
Net change in fair value of interest rate caps	621	1,106
Changes in assets and liabilities:
Net change in rent receivable	90	56
Net change in interest receivable	-	686
Net change in other receivable	97	177
Net change in prepaid expenses	354	94
Net change in accounts payable and accrued expenses	(615)	336
Net change in asset management fees payable	4	(13)
Net change in other liabilities	(132)	83
Net cash (used in) provided by operating activities	(2,593)	490
INVESTING ACTIVITIES:
Improvements to real estate	(495)	(974)
Investments in equity method investees, net of distributions	(8,417)	(645)
Premium paid on interest rate caps	(340)	(669)
Proceeds from debt investments	-	4,142
Proceeds from sales of real estate investment	32,506	-
Proceeds from sales of marketable securities	1,562	6,679
Proceeds from equity method investees	29	165
Net cash provided by investing activities	24,845	8,698
FINANCING ACTIVITIES:
Proceeds from the issuance of common stock, net of syndication costs	223	996
Repurchase of common stock	(2,124)	(2,464)
Proceeds from member loan	30	471
Repayment of member loan	(510)	-
Deferred offering costs paid	(26)	(293)
Repayment of debt	(31,293)	(1,620)
(Payment) Refund of finance costs	(88)	6
Debt extinguishment costs	(1)	-
Payment of cash dividends	(959)	(1,363)
Distributions to noncontrolling interests	(392)	(475)
Net cash used in financing activities	(35,140)	(4,742)

Net (decrease) increase in cash and cash equivalents and restricted cash	(12,888)	4,446
Cash and cash equivalents and restricted cash, beginning of year	20,293	15,847
Cash and cash equivalents and restricted cash, end of year	$7,405	$20,293

Cash paid for interest, net of interest rate cap proceeds received	$5,372	$6,849

SUPPLEMENTAL DISCLOSURE OF NON-CASH INVESTING AND FINANCING ACTIVITIES
Change in dividends declared but not paid	$(528)	$(107)
Distributions reinvested	$987	$1,071
Change in stock subscription receivable	$2	$22
Change in settling subscriptions payable	$(54)	$(20)
Transfer to investment in equity method investees	$-	$1,108

The accompanying notes are an integral part of these consolidated financial statements.

F-6

RealtyMogul Apartment Growth REIT, Inc.

Notes to Consolidated Financial Statements

December 31, 2025 and 2024

(Amounts in thousands, except share and per share data)

Note 1 - Formation and Organization

RealtyMogul Apartment Growth REIT, Inc. was formed as a Maryland corporation on January 13, 2017 to own and manage a diversified portfolio of preferred equity and joint venture equity investments in multifamily and industrial real estate assets located in target markets throughout the United States. The Company was formed under the name MogulREIT II, Inc. and, effective October 15, 2021, changed its name to RealtyMogul Apartment Growth REIT, Inc. The use of the terms “RealtyMogul Apartment Growth REIT,” or the “Company” in this Annual Report refer to RealtyMogul Apartment Growth REIT, Inc., unless the context indicates otherwise.

The Company is externally managed by RM Adviser, LLC (“Manager”), which is an affiliate of the Company’s sponsor, RM Sponsor, LLC (“Sponsor”). The Manager and Sponsor are each wholly owned subsidiaries of RM Investor, LLC (“RM Investor”). On November 6, 2025, Realty Mogul, Co. merged with and into RM Investor, with RM Investor surviving and replacing Realty Mogul, Co. as the sponsor of the Company. The Manager is an investment adviser registered with the U.S. Securities and Exchange Commission (“SEC”). Although the Manager manages the Company’s day-to-day operations, the Company operates under the direction of its board of directors, a majority of whom are independent directors.

The Company’s investing and management activities related to multifamily and other commercial real estate are considered a single reportable business segment for financial reporting purposes. All investments the Company has made to date have been in domestic multifamily and commercial real estate assets with similar economic characteristics, including risk profile, return drivers, and operating fundamentals. The Company evaluates the performance of all of its investments using consistent criteria.

The Company believes it has operated in such a manner as to qualify as a real estate investment trust (“REIT”) for federal income tax purposes.

On August 23, 2017, the Company’s initial offering of $50,000 of shares of common stock (the “Initial Offering”) was qualified by the SEC. On December 23, 2020, the Company commenced its follow-on offering of shares of common stock (the “Follow-on Offering”) and terminated the Initial Offering. On June 20, 2024, the Company terminated its Follow-on Offering.

On August 21, 2024, the Company commenced its second follow-on offering of shares of common stock and, pursuant to its offering circular, is qualified to offer up to $73,363 (comprising $70,654 in shares in its primary offering and $2,710 in shares pursuant to its distribution reinvestment plan under Rule 251(d)(3)(i)(B) of Regulation A) pursuant to Regulation A (the “Second Follow-on Offering” and, collectively with the Initial Offering and the Follow-on Offering, the “Offerings”), which represents the value of the shares available to be offered as of July 1, 2025 out of the rolling 12-month maximum offering amount of $75,000 of shares of common stock.

Commencing with the qualification of the offering circular, all sales of shares of common stock in the Second Follow-on Offering were executed through RM Securities, LLC (“RM Securities”), which was a registered broker-dealer and member of the Financial Industry Regulatory Authority (“FINRA”), and an affiliate of the Sponsor and Manager. However, on July 11, 2025, RM Securities filed a Uniform Request for Broker-Dealer Withdrawal (Form BDW) with the SEC and FINRA for full withdrawal of RM Securities’ broker-dealer registration (the “BD Withdrawal”). Accordingly, no future offers or sales of shares of common stock in the offering will be executed through RM Securities or any other registered broker-dealer.

Effective July 11, 2025, the Manager temporarily paused acceptance of new subscriptions in connection with the Second Follow-on Offering (the “New Subscription Pause”). The New Subscription Pause applies only to new cash subscriptions in the Second Follow-on Offering.

F-7

RealtyMogul Apartment Growth REIT, Inc.

Notes to Consolidated Financial Statements

December 31, 2025 and 2024

(Amounts in thousands, except share and per share data)

Neither the BD Withdrawal nor the New Subscription Pause initially impacted participation in the Company’s distribution reinvestment plan. However, in April 2026, the board of directors approved the suspension of the distribution reinvestment plan, and no further shares of common stock will be issued pursuant to the plan following the applicable notice period required under the plan.

The Company plans to resume the Second Follow-on Offering at a later date and, in connection therewith, expects to offer all of its shares of common stock directly to investors on a best-efforts basis exclusively through the online Realty Mogul Platform.

As of December 31, 2025, the Company had issued 6,412,767 shares of common stock in the Offerings for gross offering proceeds of approximately $66,315.

Note 2 - Summary of Significant Accounting Policies

Basis of Presentation and Principles of Consolidation

The accompanying consolidated balance sheets, statements of operations, statements of equity, statements of cash flows and related notes to the consolidated financial statements of the Company are prepared in accordance with generally accepted accounting principles in the United States of America (“GAAP”). The Company has adopted a calendar year-end for financial reporting.

GAAP requires any subsidiaries, investments, or affiliates under the Company’s control to be consolidated. The consolidated financial statements of the Company include its controlled joint ventures, Vinegar Hill Asset, LLC, which was acquired during 2017; NinetyNine44 Owner, LLC, which was acquired during 2020; RM Orion, LLC, Lotus Village Holdco, LLC and RM Sherwood Oaks, LLC, which were acquired during 2021; and RM Ridgeline View, LLC and RM Brookside, LLC, which were acquired during 2023.

All significant intercompany balances and transactions are eliminated in consolidation.

Earnings per Share

Basic earnings per share is calculated on the basis of weighted-average number of shares of common stock outstanding during the period. Basic earnings per share is computed by dividing income available to common stockholders by the weighted-average number of shares of common stock outstanding during the period. Diluted net income per share of common stock equals basic net income per share of common stock as there were no potentially dilutive securities outstanding during the years ended December 31, 2025 and 2024.

Use of Estimates

The preparation of the consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements. Actual events and results could differ from those assumptions and estimates.

Cash and Cash Equivalents

Cash and cash equivalents consist of demand deposits. Cash and cash equivalents are carried at cost which approximates fair value.

Concentration of Credit Risk

At times, the Company’s cash may exceed the Federal Deposit Insurance Corporation deposit insurance limit of $250 per institution. The Company mitigates credit risk by placing cash with major financial institutions. To date, the Company has not experienced any losses on cash.

Geographic Concentration

As of December 31, 2025, the Company’s investments in real estate operate in Texas, New York, Michigan, Florida, Oklahoma, Washington, North Carolina, Ohio, Kentucky and Tennessee. Future operations could be affected by changes in economic or other conditions in those geographical areas or the demand for such housing in those geographical areas.

For the year ended December 31, 2025, the Company’s annualized rental income in real estate equity investments by state is approximately 30%, 23%, 18%, 15%, 8% and 6% for Texas, Michigan, Florida, New York, Washington and North Carolina, respectively.

F-8

RealtyMogul Apartment Growth REIT, Inc.

Notes to Consolidated Financial Statements

December 31, 2025 and 2024

(Amounts in thousands, except share and per share data)

Organizational, Offering and Related Costs

Organizational and offering costs of the Company are initially being paid by the Manager on behalf of the Company. These organizational and offering costs include all expenses to be paid by the Company in connection with the formation of the Company and the qualification of the Offerings, and the marketing and distribution of shares, including, without limitation, expenses for printing, and amending offering statements or supplementing offering circulars, mailing and distributing costs, advertising and marketing expenses, charges of experts and fees, expenses and taxes related to the filing, registration and qualification of the sale of shares under federal and state laws, including taxes and fees and accountants’ and attorneys’ fees.

The Company expenses organization costs as incurred and offering costs, when incurred, will be deferred and charged to additional paid-in capital. The deferred offering costs will be charged against the gross proceeds from the Offerings when received or written off in the event that the Second Follow-on Offering is not successfully completed.

As of December 31, 2025 and 2024, the Manager has incurred offering costs of $2,335 and $2,305, respectively, on behalf of the Company. As of December 31, 2025 and 2024, $1,989 and $1,952 of offering costs, respectively, had been amortized and were included in the consolidated statements of equity.

Variable Interest Entities and Voting Interest Entities

A variable interest entity (“VIE”) is an entity that lacks one or more of the characteristics of a voting interest entity. A VIE is defined as an entity in which equity investors do not have the characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support from other parties. The determination of whether an entity is a VIE includes consideration of various factors. These factors include review of the formation and design of the entity, its organizational structure including decision-making ability and relevant financial agreements, and analysis of the forecasted cash flows of the entity. The Company makes an initial determination upon acquisition of a VIE, and reassess the initial evaluation of an entity as a VIE upon the occurrence of certain events.

A VIE must be consolidated only by its primary beneficiary, which is defined as the party who, along with its affiliates and agents has both the: (i) power to direct the activities that most significantly impact the VIE’s performance; and (ii) obligation to absorb the losses of the VIE or the right to receive the benefits from the VIE, which could be significant to the VIE. The Company determines whether it is the primary beneficiary of a VIE by considering various factors, including, but not limited to: which activities most significantly impact the VIE’s economic performance and which party controls such activities; the amount and characteristics of its investment; the obligation or likelihood for the Company or other interests to provide financial support; consideration of the VIE’s purpose and design, including the risks the VIE was designed to create and pass through to its variable interest holders and the similarity with and significance to the business activities of its interest and the other interests. The Company reassesses its determination of whether we are the primary beneficiary of a VIE each reporting period. Significant judgments related to these determinations include estimates about the future performance of investments held by VIEs and general market conditions. The maximum risk of loss related to the Company’s investments is limited to its recorded investment in such entities, if any.

A voting interest entity (“VOE”) is an entity in which equity investors have the characteristics of a controlling financial interest and have sufficient equity at risk to finance its activities. A controlling financial interest exists if limited partners with equity at risk are able to exercise substantive kick-out rights or are able to exercise substantive participation rights. Under the VOE model, generally, only a single limited partner that is able to exercise substantial kick-out rights will consolidate the entity.

As of December 31, 2025 and 2024, the Company held investments in five and three entities, respectively, which were evaluated under the VOE model and were not consolidated because the Company does not have substantive kick-out rights or a controlling financial interest. These investments are carried on the consolidated financial statements using the equity method.

As of December 31, 2025 and 2024, the Company held investments in six and seven entities, respectively, which were evaluated under the VOE model and are consolidated because the Company is able to exercise substantial kick-out rights and substantive participating rights.

F-9

RealtyMogul Apartment Growth REIT, Inc.

Notes to Consolidated Financial Statements

December 31, 2025 and 2024

(Amounts in thousands, except share and per share data)

Commercial Real Estate Debt Investments

The Company’s commercial real estate debt investments are generally classified as held to maturity as we have both the intent and the ability to hold these investments to maturity and, accordingly, are carried at cost, net of unamortized loan fees, premium, discount and unfunded commitments, reduced by an allowance for doubtful accounts. The Company reviews its debt-related investments on a monthly basis, or more frequently when such an evaluation is needed, to determine if an allowance for credit loss is required. The Company recognizes an allowance for doubtful accounts for financial assets carried at amortized cost and other qualifying receivables to present the net amount expected to be collected as of the consolidated balance sheet date using the probability of default/loss given default method using historical losses adjusted for current conditions and reasonable and supportable forecasts. Such allowance is based on the credit losses expected to arise over the life of the asset (contractual term) which includes consideration of prepayments and based on the Company’s expectations as of the consolidated balance sheet date. Assets are written off when the Company determines that such financial assets are deemed uncollectible or based on regulatory requirements, whichever is earlier. Write-offs are recognized as a deduction from the allowance for doubtful accounts. Expected recoveries of amounts previously written off, not to exceed the aggregate of the amount previously written off, are included in determining the necessary reserve at the consolidated balance sheet date. The Company elected to use the practical expedient for collateral dependent receivables as estimates for the recovery of debt investments is based on collateral value.

The Company has certain investments that are legally structured as equity investments with rights to receive preferred economic returns. The Company reports these investments as real estate debt securities when the common equity holders have a contractual obligation to redeem the Company’s preferred equity interest at a specified date.

Income Taxes

The Company operates and is taxed as a REIT for federal income tax purposes beginning with the year ended December 31, 2017. To qualify as a REIT, the Company must meet certain organizational and operational requirements, including a requirement to distribute at least 90% of its taxable income to its stockholders. As a REIT, the Company generally is not subject to federal corporate income tax on that portion of its taxable income that is currently distributed to stockholders. Even if the Company qualifies for taxation as a REIT, it may be subject to certain state and local taxes on its income and property, and federal income and excise taxes on its undistributed income. No material provisions have been made for federal income taxes in the accompanying consolidated financial statements, and no gross deferred tax assets or liabilities have been recorded as of December 31, 2025 and 2024.

For the years ended December 31, 2025 and 2024, $1,418 and $2,326, respectively, in distributions have been declared to stockholders. The Company expects its distributions to be characterized for federal income tax purposes as (i) ordinary income, (ii) non-taxable return of capital, or (iii) long-term capital gain. Distributions that exceed current or accumulated taxable earnings and profits constitute a return of capital for tax purposes and reduce the stockholders’ basis in the shares of common stock. To the extent that distributions exceed both current and accumulated earnings and profits and the stockholders’ basis in shares of common stock, they will generally be treated as a gain or loss upon the sale or exchange of stockholders’ shares of common stock. The Company will report the taxability of such distributions in information returns that will be provided to its stockholders and filed with the Internal Revenue Service in the year following such distributions.

The Company evaluates its tax positions in accordance with ASC 740-10. As of December 31, 2025 and 2024, the Company had no unrecognized tax benefits. The Company’s policy is to recognize interest and penalties related to uncertain tax positions, if any, in income tax expense. No interest or penalties have been accrued as of December 31, 2025 and 2024.

Tax periods from 2022 to 2025 remain open to examination by the major taxing authorities in all jurisdictions where we are subject to taxation.

F-10

RealtyMogul Apartment Growth REIT, Inc.

Notes to Consolidated Financial Statements

December 31, 2025 and 2024

(Amounts in thousands, except share and per share data)

Stock Subscription Receivable

Stock subscription receivable consists of shares that have been issued with subscriptions that have not yet settled. As of December 31, 2025 and 2024, there was $0 and $2, respectively, in subscriptions that had not settled. All of these funds settled subsequent to December 31, 2025 and 2024, respectively. Stock subscription receivable is carried at cost which approximates fair value.

Stock-Based Compensation

The Company accounts for stock-based compensation in accordance with ASC 718, Compensation — Stock Compensation. The Company issues shares of its common stock to its independent directors and to certain executive officers of its Manager as compensation for services rendered. Stock awards are non-forfeitable, are not subject to future service or performance conditions, and vest immediately upon issuance. Accordingly, the Company recognizes compensation cost equal to the grant-date fair value of the shares on the date of grant.

Because the Company’s shares are not traded on an established securities market, the grant-date fair value is determined based on the estimated net asset value (“NAV”) per share most recently approved by the Company’s board of directors and in effect as of the grant date. The Company recognizes stock-based compensation expense within general and administrative expenses in the consolidated statements of operations.

For the years ended December 31, 2025 and 2024, the Company issued 4,800 and 12,709 shares, respectively, to its independent directors and officers of its Manager and recognized total stock-based compensation expense of $39 and $126, respectively. As all awards are fully vested upon issuance, there was no unrecognized compensation cost related to non-vested awards as of December 31, 2025 or 2024.

Settling Subscriptions Payable

Share repurchases initiated in December 31, 2025 and 2024 were settled in February 2026 and February 2025, respectively. As of December 31, 2025 and 2024, there was $511 and $565, respectively, in subscriptions payable that had not settled. The liabilities were reversed subsequent to December 31, 2025 and 2024 when the share repurchases settled in February 2026 and February 2025, respectively.

Share Repurchases

The Company maintained, through April 21, 2026, a share repurchase plan that allows stockholders to request that the Company repurchase their shares, subject to certain limitations. Under the plan, share repurchases were limited to 5.0% of the weighted-average number of shares outstanding during the prior calendar year. Repurchases are made at the then-current estimated NAV per share of $7.62.

Effective April 21, 2026, the board of directors approved the suspension of the share repurchase plan in order to preserve liquidity and support the Company’s broader capital allocation and portfolio repositioning strategy. As a result, the Company no longer accepts or processes repurchase requests submitted on or after that date.

During the years ended December 31, 2025 and 2024, the Company repurchased 270,118 and 277,063 shares, respectively, at an average price of $7.66 and $8.83 per share, respectively.

F-11

RealtyMogul Apartment Growth REIT, Inc.

Notes to Consolidated Financial Statements

December 31, 2025 and 2024

(Amounts in thousands, except share and per share data)

Revenue Recognition

Rental income is recognized as rentals become due. Rental payments received in advance are deferred until earned. For consolidated multifamily properties, all leases between the Company and tenants of the property are operating leases and are one year or less.

For certain properties, in addition to contractual base rent, the tenants pay their share of utilities to the Company. The income and expenses associated with these properties are generally recorded on a gross basis when the Company is the primary obligor.

Tenant fees, such as application fees, administrative fees, late fees, and other revenues from tenants are recorded when amounts become due. The Company combines certain lease and non-lease components of its operating leases. Non-lease components are recognized together with rental income in the consolidated statement of operations.

Acquired Lease Intangibles

In accordance with GAAP, the Company allocated a portion of the investment in real estate’s purchase price to intangible assets associated with operating leases. These intangibles include in-place lease intangibles. In-place lease intangibles represent the value of existing lease arrangements that provide economic benefit through reduced vacancy periods and avoidance of leasing commissions. Amortization expense is included in depreciation and amortization expense.

Purchase Accounting for Acquisitions of Real Estate

Prior to January 1, 2018, the Company recorded acquired real estate investments that are consolidated as business combinations when the real estate is occupied, at least in part, at acquisition. Costs directly related to the acquisition of such investments have been expensed as incurred. The purchase consideration included cash paid, the fair value of equity or other assets issued, and the fair value of any assumed debt. The Company assessed the fair value of assumed debt based on estimated cash flow projections that utilize appropriate discount rates and available market information. Such inputs are categorized as Level 3 in the fair value hierarchy. The difference between the fair value and the stated principal of assumed debt is amortized using the effective interest method basis over the terms of the respective debt obligation.

The Company allocated the fair value of the purchase consideration to the fair value of land, buildings, site improvements and intangible assets including in-place leases at the acquisition date. The Company estimated the fair value of the assets using market-based, cost-based, and income-based valuation techniques.

Effective January 1, 2018, the Company adopted the provisions of Accounting Standards Update 2017-01, Business Combinations (Topic 805): Clarifying the Definition of a Business (“ASC 805”), which provides that if substantially all the fair value of the gross assets is concentrated in any individual asset, the acquisition is treated as an asset acquisition as opposed to a business combination. Under an asset acquisition, costs directly related to the acquisition are capitalized as part of the purchase consideration. The fair value of the purchase consideration is then allocated based on the relative fair value of the assets. The estimates of the fair value of the purchase consideration and the fair value of the assets acquired is consistent with the techniques used in a business combination.

F-12

RealtyMogul Apartment Growth REIT, Inc.

Notes to Consolidated Financial Statements

December 31, 2025 and 2024

(Amounts in thousands, except share and per share data)

Investments in Equity Method Investees

If it is determined that the Company does not have a controlling interest in a joint venture through its financial interest in a VIE or through its voting interest in a VOE and it has the ability to provide significant influence, the equity method of accounting is used. Under this method, the investment, originally recorded at cost, is adjusted to recognize the Company’s share of net earnings or losses of the affiliate as they occur, with losses limited to the extent of its investment in, advances to, and commitments to the investee. Under the equity method of accounting, the Company applies the cumulative earnings approach to classify cash distributions received from equity method joint ventures. Distributions are classified as operating cash inflows to the extent of the Company’s cumulative share of earnings from the equity method joint ventures, with any excess classified as investing cash inflows and treated as a return of investment. For the years ended December 31, 2025 and 2024, the Company recorded a loss of $3 and $279, respectively, related to investments in equity method investees.

The Company evaluates its investments in equity method investees for impairment annually or whenever events or changes in circumstances indicate that there may be an other-than-temporary decline in value. To do so, the Company calculates the estimated fair value of the investment using various valuation techniques, including, but not limited to, discounted cash flow models, the Company’s intent and ability to retain its investment in the entity, the financial condition and long-term prospects of the entity, and the expected term of the investment. If the Company determined any decline in value is other-than-temporary, the Company recognizes an impairment charge to reduce the carrying value of its investment to fair value. As of both December 31, 2025 and December 31, 2024, the Company determined that there was no impairment of its investments in equity method investees.

Accounting for Long-Lived Assets and Impairment of Real Estate Owned

The Company reviews its real estate portfolio on a quarterly basis to ascertain if there are any indicators of impairment to the value of any of its real estate assets, including deferred costs and intangibles, to determine if there is any need for an impairment charge. In reviewing the portfolio, the Company examines one or more of the following: the type of asset, the current financial statements or other available financial information of the asset, and the economic situation in the area in which the asset is located. For each real estate asset owned for which indicators of impairment exist, management performs a recoverability test by comparing the sum of the estimated undiscounted future cash flows attributable to the asset to its carrying amount. If the aggregate undiscounted cash flows are less than the asset’s carrying amount, an impairment loss is recorded to the extent that the estimated fair value is less than the asset’s carrying amount. The estimated fair value is determined using a discounted cash flow model of the expected future cash flows through the useful life of the property. The analysis includes an estimate of the future cash flows that are expected to result from the real estate investment’s use and eventual disposition. These cash flows consider factors such as expected future operating income, trends and prospects, the effects of leasing demand, competition and other factors.

As of both December 31, 2025 and 2024, the Company determined that there was no impairment of long-lived assets.

Real Estate Held for Sale

The Company classifies real estate investments as being held for sale when management commits to a plan to sell the asset, the asset is available for immediate sale, an active program to locate a buyer has been initiated, the sale is probable to occur within one year, and it is unlikely that significant changes to the plan will be made. When a real estate investment is classified as held for sale, depreciation of the asset is discontinued and the asset is carried at the lower of its carrying amount or the fair value less costs to sell. As of December 31, 2025, no real estate investment was classified as held for sale. As of December 31, 2024, the Company determined that Lotus Village should be classified as held for sale at its fair value in the amount of $33,000, resulting in a $3,229 unrealized loss on real estate investment classified as held for sale. The related mortgage net of debt insurance costs of $30,200 is also classified as held for sale as of December 31, 2024. During the year ended December 31, 2025, the Company completed the sale and recognized a loss on sale of $3,723 and reversed the prior year unrealized loss of $3,229. During the year ended December 31, 2024, Lotus Village had a net operating loss of $201.

F-13

RealtyMogul Apartment Growth REIT, Inc.

Notes to Consolidated Financial Statements

December 31, 2025 and 2024

(Amounts in thousands, except share and per share data)

Restricted Cash and Escrows

Restricted cash consists of cash escrowed under the operating agreements and mortgage agreements for debt service, real estate taxes, property insurance, and capital improvements and other restricted deposits.

The following are the amounts reported on the consolidated balance sheets that are included in cash and cash equivalents and restricted cash on the consolidated statements of cash flows:

	December 31, 2025	December 31, 2024	December 31, 2023

Cash and cash equivalents	$3,966	$15,130	$8,560

Escrows and deposits	3,439	5,163	7,287

Total cash and cash equivalents and restricted cash	$7,405	$20,293	$15,847

Allowance for Credit Losses

The Company maintains an allowance for credit losses for estimated losses resulting from the inability of a tenant to make required rent payments. As of December 31, 2025 and 2024, there was $147 and $298, respectively, in the allowance for doubtful accounts. The Company records bad debt expense in real estate operating expenses in the consolidated statements of operations.

Depreciation

Depreciation of assets is computed on the straight-line method over the estimated useful life of the asset. Depreciation of buildings is computed on the straight-line method over an estimated useful life ranging from 30 to 49 years. Site improvements and certain building improvements are depreciated on the straight-line method over an estimated useful life of 10 to 15 years, and depreciation of furniture, fixtures and equipment is computed on the straight-line method over an estimated useful life of 5 to 9 years. Improvements are capitalized, while expenditures for maintenance and repairs are charged to expense as incurred. Depreciation expense amounted to $4,298 and $5,169 for the years ended December 31, 2025 and 2024, respectively.

Advertising Costs

The Company’s policy is to expense advertising costs when incurred. Such costs incurred during the years ended December 31, 2025 and 2024 were $289 and $287, respectively.

Deferred Financing Costs and Mortgage Premium

Mortgage costs and premium are deferred and amortized using the effective yield method. The Company recognizes a debt discount or premium in connection with mortgages assumed at fair value in accordance with ASC 805. As of December 31, 2025, deferred financing costs amounted to $393, net of accumulated amortization of $1,206. As of December 31, 2024, deferred financing costs amounted to $497, net of accumulated amortization of $1,471. As of December 31, 2025, mortgage premium amounted to $557, net of accumulated amortization of $557. As of December 31, 2024, mortgage premium amounted to $674, net of accumulated amortization of $439. The Company presents unamortized deferred financing costs and mortgage premium as a direct deduction from the carrying amount of the related debt liability.

F-14

RealtyMogul Apartment Growth REIT, Inc.

Notes to Consolidated Financial Statements

December 31, 2025 and 2024

(Amounts in thousands, except share and per share data)

Fair Value

Fair value is the exchange price that would be received for an asset or paid to transfer a liability (exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. There are three levels of inputs that may be used to measure fair values:

Level 1 — Quoted prices (unadjusted) for identical assets or liabilities in active markets that the entity has the ability to access as of the measurement date.

Level 2 — Significant other observable inputs other than Level 1 prices such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data.

Level 3 — Significant unobservable inputs that reflect a company’s own assumptions about the assumptions that market participants would use in pricing an asset or liability.

On a recurring basis, the Company measures its investment in marketable securities at fair value consisting of its investment in exchange traded funds. The exchange traded funds are freely tradeable in active markets and fair value is based on the quoted market price for identical securities, which represents a Level 1 input and Level 1 measurement. The marketable securities are treated as trading securities with unrealized gains and losses from the change in fair value reported in the statements of operations.

The Company periodically will enter into interest rate cap agreements that are measured at fair value on a recurring basis in order to limit interest rate risk on variable rate mortgages and are not used for trading purposes. The Company has not designated these instruments as hedging instruments. Accordingly, changes in fair value are recognized in the consolidated statements of operations. The Company has determined that the total fair value of the interest rate caps at December 31, 2025 and December 31, 2024 were $0 and $398, respectively, related to Lotus Village. In determining the fair value of the interest rate cap, management uses the present value of expected cash flows based on market observable interest rate yield curve commensurate with the term of the instrument. The Company incorporates credit valuation adjustments to appropriately reflect both its own non-performance risk and that of the respective counterparty in the fair value measurement. The credit valuation adjustments utilize Level 3 inputs, such as estimates of current credit spreads, to evaluate the likelihood of default by either the respective counterparty or the Company. However, management determined the impact on the credit valuation adjustments was not significant to the overall valuation of the interest rate caps as of December 31, 2025 or 2024. As a result, the fair value of the interest rate caps was considered to be based primarily using Level 2 inputs.

New Accounting Pronouncements

In December 2023, the FASB issued ASU 2023-09, Income Taxes (Topic 740): Improvements to Income Tax Disclosures, effective for non-public entities for fiscal years beginning after December 15, 2025. The Company is evaluating the impact of adoption.

Note 3 – Real Estate Debt Investments

The Company did not have any investment in real estate debt related assets as of both December 31, 2025 and 2024.

The following table describes the Company’s debt related investment activities for the year ended December 31, 2024:

Investment in Debt:	Amount
Balance at beginning of period	$5,250
Principal repayment	(4,142)
Transfer to investment in equity method investees	(1,108)
Balance as of December 31, 2024	$-

F-15

RealtyMogul Apartment Growth REIT, Inc.

Notes to Consolidated Financial Statements

December 31, 2025 and 2024

(Amounts in thousands, except share and per share data)

Credit Quality Monitoring

The Company’s preferred equity investments that earn interest based on debt-like terms are typically unsecured. The Company evaluates such investments at least quarterly and differentiates the relative credit quality principally based on: (i) whether the borrower is currently making preferred equity payments in accordance with its contractual terms; and (ii) whether the Company believes the borrower will be able to perform under its contractual terms in the future, as well as the Company’s expectations as to the ultimate recovery of principal at maturity. The Company considered investments for which it expects to receive full payment of contractual principal and interest payments as “performing.” As of December 31, 2025, the Company does not have any such investments.

Note 4 – Consolidated Investments in Real Estate

The following table presents the Company’s consolidated acquisitions of real estate as of December 31, 2025:

					Accumulated Amortization
		Building and	Accumulated	Intangible Lease	Intangible Lease
Description of Property	Land	Improvements	Depreciation	Asset	Asset	Total
Brookside Apartments	$2,071	$8,782	$(943)	$127	$(127)	$9,910
Raleigh, NC
Ridgeline View Townhomes	1,369	16,783	(964)	163	(163)	17,188
Vancouver, WA
Sherwood Oaks	6,307	29,482	(4,106)	509	(509)	31,683
Riverview, FL
The Orion	7,545	24,185	(4,576)	374	(374)	27,154
Orion Township, MI
NinetyNine 44 Apartments	5,790	21,072	(4,409)	555	(555)	22,453
Dallas, TX
Brooklyn Vinegar Hill	9,665	19,963	(4,615)	189	(189)	25,013
Brooklyn, NY
Total	$32,747	$120,267	$(19,613)	$1,917	$(1,917)	$133,401

The following table presents the Company’s consolidated acquisitions of real estate as of December 31, 2024:

					Accumulated Amortization
		Building and	Accumulated	Intangible Lease	Intangible Lease
Description of Property	Land	Improvements	Depreciation	Asset	Asset	Total
Brookside Apartments	$2,071	$8,536	$(541)	$127	$(127)	$10,066
Raleigh, NC
Ridgeline View Townhomes	1,369	16,783	(590)	163	(163)	17,562
Vancouver, WA
Sherwood Oaks	6,307	29,482	(3,099)	509	(509)	32,690
Riverview, FL
The Orion	7,545	24,185	(3,545)	374	(374)	28,185
Orion Township, MI
NinetyNine 44 Apartments	5,790	21,072	(3,571)	555	(555)	23,291
Dallas, TX
Brooklyn Vinegar Hill	9,665	19,715	(3,970)	189	(189)	25,410
Brooklyn, NY
Total	$32,747	$119,773	$(15,316)	$1,917	$(1,917)	$137,204

Subsequent to December 31, 2025, the Sherwood Oaks property was transferred to the lender via a deed in lieu of foreclosure in satisfaction of the related indebtedness. See Note 12 – Subsequent Events for additional information.

At both December 31, 2025 and December 31, 2024, accumulated amortization of intangible lease assets was $1,917. The unamortized balance of intangible lease assets at both December 31, 2025 and 2024 was $0.

Minimum Future Rents

The multifamily rental properties owned as of December 31, 2025 and 2024 are principally leased under 12-month operating leases with certain tenant renewal rights.

F-16

RealtyMogul Apartment Growth REIT, Inc.

Notes to Consolidated Financial Statements

December 31, 2025 and 2024

(Amounts in thousands, except share and per share data)

Note 5 – Investments in Equity Method Investees

The table below presents the activities of the Company’s investments in equity method investees as of December 31, 2025 and 2024:

Investments in Equity Method Investees:	As of December 31, 2025	As of December 31, 2024
Beginning balance	$6,934	$5,460
Contributions in equity method investees	9,000	2,108
Distributions received	(583)	(355)
Equity in losses of equity method investees	(3)	(279)
Proceeds from equity method investment	(29)	(165)
Gain on sale of equity method investment	29	165
Ending balance	$15,348	$6,934

As of December 31, 2025, the Company’s investments in entities that are accounted for under the equity method of accounting consist of the following:

1)

Acquired in 2025, a 31% non-controlling joint venture limited partnership interest in KXG KY Property LLC (the “FedEx KY Equity Investment”), for the acquisition of a distribution warehouse in Louisville, Kentucky (“FedEx KY”).

2)

Acquired in 2025, a 38% non-controlling joint venture limited partnership interest in KXG TN Property LLC (the “FedEx TN Equity Investment”), for the acquisition of a distribution warehouse in Chattanooga, Tennessee (“FedEx TN”).

3)

Acquired in 2024, a 9% non-controlling joint venture limited partnership interest in RM Rose Hill Investors, LLC, for the acquisition and renovation of 132 residential units in Reynoldsburg, Ohio (“Rose Hill”).

4)

Acquired in June 2024, the Company received $4,142, representing a partial repayment of the preferred equity interest in Restoration on Candlewood (as defined in Note 8 – Related Party Arrangements) and resulted in a residual equity position that is no longer preferred. However, the income allocation to the equity holder remains at a 15.5% yield.

5)

Acquired in 2023, a 32% non-controlling joint venture limited partnership interest in RM Hunters Ridge LLC, for the acquisition and renovation of 170 residential units in East Lansing, Michigan (“Hunters Ridge”).

6)	Acquired in 2018, a 30% non-controlling joint venture limited partnership interest in Plano CRP Portfolio, LLC, for the acquisition and renovation of two garden-style apartment communities in Plano, Texas. Plano CRP Portfolio, LLC was sold during 2023. In June 2025, the Company received a final distribution in connection with the sale.

F-17

RealtyMogul Apartment Growth REIT, Inc.

Notes to Consolidated Financial Statements

December 31, 2025 and 2024

(Amounts in thousands, except share and per share data)

The results of operations and financial position of the Company’s equity method investments are summarized below for December 31, 2025 and 2024:

	RM Rose Hill Investors, LLC	RM Hunters Ridge, LLC	Restoration on Candlewood	FXG KY Property LLC	FXG TN Property LLC
	For the Year Ended	For the Year Ended	For the Year Ended	For the Year Ended	For the Year Ended
Condensed balance sheet information	December 31, 2025	December 31, 2025	December 31, 2025	December 31, 2025	December 31, 2025
Real estate assets, net	$18,514	$32,302	$33,134	$32,418	$26,617
Other assets	2,844	925	362	5,355	4,928
Total assets	$21,358	$33,227	$33,496	$37,773	$31,545

Mortgage notes payable	$11,906	$18,749	$28,818	$23,676	$19,509
Other liabilities	514	718	4,987	282	558
Equity	8,938	13,760	(309)	13,815	11,478
Total liabilities and equity	$21,358	$33,227	$33,496	$37,773	$31,545
Company’s equity investment	$808	$4,435	$1,403	$4,337	$4,365

	RM Rose Hill Investors, LLC	RM Hunters Ridge, LLC	Restoration on Candlewood
	For the Year Ended	For the Year Ended	For the Year Ended
Condensed balance sheet information	December 31, 2024	December 31, 2024	December 31, 2024
Real estate assets, net	$19,104	$31,744	$33,134
Other assets	3,676	2,450	660
Total assets	$22,780	$34,194	$33,794

Mortgage notes payable	$12,005	$18,514	$28,818
Other liabilities	529	660	2,407
Equity	10,246	15,020	2,569
Total liabilities and equity	$22,780	$34,194	$33,794
Company’s equity investment	$926	$4,808	$1,200

	RM Rose Hill Investors, LLC	RM Hunters Ridge, LLC	Restoration on Candlewood	FXG KY Property LLC	FXG TN Property LLC
Condensed income statement	For the Year Ended	For the Year Ended	For the Year Ended	For the Year Ended	For the Year Ended
information	December 31, 2025	December 31, 2025	December 31, 2025	December 31, 2025	December 31, 2025
Total revenue	$2,218	$3,663	$2,090	$740	$596
Total expenses	3,065	3,837	4,886	950	693
Net income (loss)	$(847)	$(174)	$(2,796)	$(210)	$(97)
Company’s equity in net income (loss) of investee	$(77)	$(27)	$203	$(66)	$(36)

	RM Rose Hill Investors, LLC	RM Hunters Ridge, LLC	Restoration on Candlewood
Condensed income statement	For the Year Ended	For the Year Ended	For the Year Ended
information	December 31, 2024	December 31, 2024	December 31, 2024
Total revenue	$555	$3,417	$2,866
Total expenses	1,294	4,386	6,370
Net income (loss)	$(739)	$(969)	$(3,504)
Company’s equity in net income (loss) of investee	$(67)	$(304)	$92

As of December 31, 2025, the Company held investments in 5 unconsolidated entities evaluated under the VOE model. The Company’s maximum exposure to loss related to these unconsolidated entities is limited to its aggregate investment of $15,348. The Company does not have any implicit or explicit arrangements that could require the Company to provide additional financial support to these entities.

F-18

RealtyMogul Apartment Growth REIT, Inc.

Notes to Consolidated Financial Statements

December 31, 2025 and 2024

(Amounts in thousands, except share and per share data)

Note 6 – Marketable Securities

As of December 31, 2025, the Company held no investments in an exchange traded fund.

During 2025, the Company sold one investment in an exchange traded fund, which was reported at fair value of $1,539 on December 31, 2024. For the year ended December 31, 2025, the Company recognized $38 of realized loss on sale of marketable securities, reported in the consolidated statements of operations.

As of December 31, 2024, the Company held one investment in an exchange traded fund for a total cost of $1,597. The table below summarizes the asset measured at fair value on a recurring basis and its position level in the fair value hierarchy:

		Fair value measurements at the reporting date using:
		Quoted prices in active markets for identical assets	Significant observable inputs	Significant unobservable inputs
Description	Total	(Level 1)	(Level 2)	(Level 3)
Investment in exchange traded fund	$1,539	$1,539	$-	$-
Investment in marketable securities	$1,539	$1,539	$-	$-

The unrealized gain on investment in marketable securities included in the consolidated statements of operations attributable to Level 1 measurements was $60 and $70 for the years ended December 31, 2025 and 2024, respectively.

During 2024, two U.S. T-bills purchased during 2023 matured for gross proceeds of $6,679, of which $17 is recognized as interest income, reported in the consolidated statements of operations.

Note 7 – Borrowings

Mortgages Payable

The following table details the mortgages payable, net, balances per the consolidated balance sheets:

December 31, 2025
Mortgages payable, gross	$102,609
Unamortized premium	557
Unamortized deferred financing costs	(393)
Mortgages payable, net	$102,773

December 31, 2024
Mortgages payable, gross(1)	$133,902
Unamortized premium	674
Unamortized deferred financing costs	(497)
Mortgages payable, net	$134,079

(1)	Included in the mortgages payable tables above is the Lotus Village mortgage loan held for sale as of December 31, 2024. As of December 31, 2024, the mortgages payable, gross held for sale was $30,200, unamortized deferred financing costs on mortgages payable held for sale of $0, reported as mortgages payable, net held for sale of $30,200.

Scheduled principal repayments during the next five years and thereafter as of December 31, 2025 are as follows:

Year Ending December 31,
2026	$46,726
2027	994
2028	11,656
2029	918
2030	42,315
Thereafter	-
Total	$102,609

F-19

RealtyMogul Apartment Growth REIT, Inc.

Notes to Consolidated Financial Statements

December 31, 2025 and 2024

(Amounts in thousands, except share and per share data)

The details of the Mortgages payable are as follows:

Description of Property	Originated Principal	Loan Originated Date	Maturity Date	Interest type	Interest Rate as of December 31, 2025	Amortization Start Date	Principal Balance as of December 31, 2025
Brookside Apartments	$6,947	6/30/2023	7/1/2030	Fixed	5.83%	8/1/2025	$6,914
Raleigh, NC
Ridgeline View Townhomes	11,765	5/19/2023	6/1/2028	Fixed	5.63%	7/1/2026	11,000
Vancouver, WA
Brooklyn Vinegar Hill	19,557	9/30/2020	(1)	Fixed	3.13%	4/1/2022	18,098
Brooklyn, NY
NinetyNine 44 Apartments	19,500	9/9/2020	10/1/2030	Fixed	3.18%	11/1/2023	18,649
Dallas, TX
The Orion	20,541	9/28/2018	10/1/2030	Fixed	4.92%	11/1/2024	20,198
Orion Township, MI
Sherwood Oaks	26,733	11/30/2021	(2)	SOFR + 336 BPS	7.28%	-	27,750
Riverview, FL
Total	$105,043	-	-	-	-	-	$102,609

(1)

The entity entered into maturity default on September 2, 2025. The entity’s manager is currently working with the lender on a resolution to cure the default. There can be no assurance the lender will consent to any proposed resolution on acceptable terms or at all.

(2)	Interest rate hedge contracts have been entered into related to this mortgage debt to manage the floating rate interest risk for this investment. Interest rate reflects the gross interest rate on the mortgage debt exclusive of such interest rate hedge contracts. An extension agreement was signed on January 31, 2025 to extend the maturity date from December 1, 2024 to September 1, 2025. The Company assessed options to resolve the existing mortgage and, on March 26, 2026, transferred Sherwood Oaks to the lender via deed in lieu of foreclosure in satisfaction of the outstanding indebtedness.

F-20

RealtyMogul Apartment Growth REIT, Inc.

Notes to Consolidated Financial Statements

December 31, 2025 and 2024

(Amounts in thousands, except share and per share data)

Description of Property	Originated Principal	Loan Originated Date	Maturity Date	Interest type	Interest Rate as of December 31, 2024	Amortization Start Date	Principal Balance as of December 31, 2024
Brookside Apartments	$6,947	6/30/2023	7/1/2030	Fixed	5.83%	8/1/2025	$6,947
Raleigh, NC
Ridgeline View Townhomes	11,765	5/19/2023	6/1/2028	Fixed	5.63%	7/1/2026	11,000
Vancouver, WA
Brooklyn Vinegar Hill (1)	19,557	9/30/2020	9/1/2025	Fixed	3.13%	4/1/2022	18,461
Brooklyn, NY
NinetyNine 44 Apartments	19,500	9/9/2020	10/1/2030	Fixed	3.18%	11/1/2023	19,050
Dallas, TX
The Orion	20,541	9/28/2018	10/1/2030	Fixed	4.92%	11/1/2024	20,494
Orion Township, MI
Lotus Village(2)	29,600	6/25/2021	7/9/2025	SOFR + 310 BPS(3)	8.54%	-	30,200
Austin, TX
Sherwood Oaks (4)	26,733	11/30/2021	9/1/2025	SOFR + 325 BPS(5)	7.94%	-	27,750
Riverview, FL
Total	$134,643	-	-	-	-	-	$133,902

(1)	With the upcoming loan maturity set to occur on September 1, 2025, the Company is assessing multiple options, including but not limited to, extending and/or refinancing the existing mortgage.
(2)	Interest rate hedge contracts have been entered into related to this mortgage debt to manage the floating rate interest risk for this investment. Interest rate as of December 31, 2024 reflects the gross interest rate on the mortgage debt exclusive of such interest rate hedge contracts.
(3)	Interest on this mortgage payable transitioned away from LIBOR effective July 9, 2023 to the 1-Month Term SOFR rate.
(4)	Interest rate hedge contracts have been entered into related to this mortgage debt to manage the floating rate interest risk for this investment. Interest rate as of December 31, 2024 reflects the gross interest rate on the mortgage debt exclusive of such interest rate hedge contracts. An extension agreement was signed on January 31, 2025 to extend the maturity date from December 1, 2024 to September 1, 2025. With the upcoming maturity within the next year, the Company is assessing multiple options to extend and/or refinance the existing mortgage prior to maturity.
(5)	Interest on this mortgage payable transitioned away from LIBOR effective July 1, 2023 to the 1-Month USD-SOFR CME Term rate.

F-21

RealtyMogul Apartment Growth REIT, Inc.

Notes to Consolidated Financial Statements

December 31, 2025 and 2024

(Amounts in thousands, except share and per share data)

Note 8 – Related Party Arrangements

From time to time, a special purpose entity in which the Company invests will pay the Manager or an affiliate of the Manager, including Wideman or its affiliates, fees relating to the investment and management of the Company’s equity investments. A portion of some of these fees are paid to personnel affiliated with the Manager or its affiliates for their roles in the investment opportunity, including officers of the Manager.

Additionally, affiliates of the Manager and other personnel affiliated with the Manager, including such officers, may co-invest directly in an investment opportunity. These affiliates may be entitled to certain rights, fees and other incentives in connection with such co-investments. As a result of the above, the judgement of such affiliates can be influenced by their interests in such equity investments and co-investments, which interests can diverge from, and cause these affiliates to take actions contrary to, the Company’s best interests.

The following fees are not paid directly by the Company, and the Company will not be entitled to these fees. There are instances in which the Company is the sole member and has control of a third-party entity in which the Company invests and which will pay the following fees. In addition, the following fees may reduce the amount of funds that are invested in the underlying real estate and/or the amount of funds available to pay distributions to the Company, thereby reducing the Company’s returns in that particular investment.

The actual amounts of the following fees are dependent on, among other things, total invested equity, real estate transaction sizes, financing amounts, property income and performance, and distributable cash. The Company cannot determine these specific amounts at the present time.

●	Buyer’s Real Estate Brokerage Fee / Real Estate Due Diligence Fee / Real Estate Acquisition Fee – fee paid to the Manager or an affiliate of the Manager in an amount up to 3% of the total contract purchase price of the property.

●	Financing Coordination Fee and Credit Guarantee Fee – fee paid to an affiliate of or personnel affiliated with the Manager in an amount up to 1% of the financing amount in the event that an affiliate or officer of the Manager provides services in connection with arranging the debt or provides a credit guarantee in connection with the financing.

●	Property-Level Asset Management Fee – fee paid to the Manager or an affiliate of the Manager in an amount equal to an annualized 1.5% of Effective Gross Income (as defined below) that will be paid monthly to the Manager for asset management services related to certain transactions. Effective Gross Income means a property’s potential gross rental income plus other income less vacancy and credit costs for any applicable period.

●	Seller’s Real Estate Brokerage Fee / Real Estate Disposition Fee – fee paid to the Manager or an affiliate of the Manager in an amount up to 2% of the contract sales price of a property in the event that an affiliate of the Manager or the Manager provides disposition services for the property.

●	Promoted Interest – interest paid to the Manager or an affiliate of the Manager in an undetermined amount of the entity’s distributable cash, after all other partners or members have been paid a (6% or higher) cumulative, non-compounded preferred return.

●	Construction Management/Capital Expenditure Management Fee – fee paid to the Manager or an affiliate of the Manager in an amount up to 5% of the aggregate expenditures in connection with services related to capital improvements.

●	Technology Solution Fee – for any investors sourced from the Realty Mogul Platform in connection with a private placement, an amount equal to $1,500 per investor.

●	Administration Solution Fee – for any investors sourced from the Realty Mogul Platform in connection with a private placement, an amount equal to $125 per investor per quarter.

●	Property Management Fee – an amount up to 3% of effective gross revenue generated from a given property.

F-22

RealtyMogul Apartment Growth REIT, Inc.

Notes to Consolidated Financial Statements

December 31, 2025 and 2024

(Amounts in thousands, except share and per share data)

From time to time, when one of the affiliates of the Manager, including, RMCC or RM Communities, LLC (“RM Communities”) (each of RMCC and RM Communities is referred to herein as an “RM Originator”), and Wideman or its affiliates, will receive one or more of the fees set forth below in connection with the origination, investment and management of preferred equity investments. The following fees are not paid directly by the Company, and the Company will not be entitled to these fees. In addition, the following fees reduce the amount of funds that are invested in the underlying preferred equity investments and/or the amount of funds available to pay distributions to the Company, thereby reducing its returns in that particular investment.

The actual amount of the following fees is dependent on, among other things, the total loan or private equity transaction size, closing costs, financing amounts, and interest rates and payments. We cannot determine these specific amounts at the present time.

●	Origination Fee – fee paid to an affiliate of the Manager in an amount up to 3% of the financing amount.

●	Underwriting Fee – fee paid to an affiliate of the Manager in an amount up to 1% of the financing amount.

●	Extension Fee – fee paid to an affiliate of the Manager in an amount up to 1% of the financing amount per loan extension.

●	Modification Fee – fee paid to an affiliate of the Manager in an amount up to 1% of the financing amount per loan modification.

●	Default Interest – interest paid to an affiliate of the Manager as defined under the particular loan agreement.

●	Prepayment Penalties – amount paid to an affiliate of the Manager where each prepayment penalty based on the amount of interest that would have accrued on the principal amount of the loan or preferred equity investment at the time of prepayment during the period commencing on the prepayment date and ending on the prepayment penalty period end date.

●	Exit Fee – fee paid to an affiliate of the Manager in an amount (i) up to 1% upon payoff or (ii) calculated as a percentage of the financing amount or outstanding loan balance per extension.

●	Reimbursement of Closing Costs – expenses reimbursed in connection with closing of a loan or preferred equity investment.

●	Technology Solution Fee – for any investors sourced from the Realty Mogul Platform in connection with a private placement, an amount equal to $1,500 per investor.

●	Administration Solution Fee – for any investors sourced from the Realty Mogul Platform in connection with a private placement, an amount equal to $125 per investor per quarter.

F-23

RealtyMogul Apartment Growth REIT, Inc.

Notes to Consolidated Financial Statements

December 31, 2025 and 2024

(Amounts in thousands, except share and per share data)

RM Adviser, LLC, Manager

Subject to certain restrictions and limitations, the Manager is responsible for managing the Company’s affairs on a day-to-day basis and for identifying and making investments on behalf of the Company.

The Manager and certain affiliates of the Manager receive fees and compensation in connection with the Company’s public offering, and the acquisition and management of the Company’s real estate investments. For certain investments, the Manager is entitled to receive a promote in an undetermined amount of the entity’s distributable cash, after all other partners or members have been paid an agreed upon (6% or higher) cumulative, non-compounded preferred return. A portion of these fees may be paid to personnel affiliated with the Manager, including officers of the Manager. These fees will be paid by the particular special purpose entity and not by the Company, and the Company will not be entitled to these fees. Although the special purpose entity pays these fees, there are instances in which the Company is the sole member, and has control, of the special purpose entity in connection with an investment in an equity asset. During the years ended December 31, 2025 and 2024, the Manager received no promote.

The Manager will be reimbursed for organizational and offering expenses incurred in conjunction with the Offerings. The Company will reimburse the Manager for actual expenses incurred on behalf of the Company in connection with the selection or acquisition of an investment, to the extent not reimbursed by the borrower, whether or not the Company ultimately acquires the investment. The Company will reimburse the Manager for out-of-pocket expenses paid to third parties in connection with providing services to the Company. This does not include the Manager’s overhead, employee costs borne by the Manager, utilities or technology costs. Expense reimbursements payable to the Manager also may include expenses incurred by the Sponsor in the performance of services pursuant to a shared services agreement between the Manager and the Sponsor, including any increases in insurance attributable to the management or operation of the Company.

As of December 31, 2025 and 2024, the Manager owed the Company $120 and $124, respectively, in deferred offering costs. As of December 31, 2025 and 2024, $1,989 and $1,952, respectively, of offering costs were amortized against equity, which represents the ratable portion of proceeds raised to date to the total amount of proceeds expected to be raised from the Offerings.

The Company paid the Manager a monthly asset management fee based on the total equity value, which equals (a) the Company’s then-current net asset value per share, as determined by its board of directors, multiplied by (b) the number of shares of common stock then outstanding. During the years ended December 31, 2025 and 2024, $515 and $627, respectively, of asset management fees were charged by the Manager. As of December 31, 2025 and 2024, $48 and $44, respectively, of asset management fees remained payable.

Realty Mogul Commercial Capital, Co.

The Company pays an RM Originator a servicing fee of 0.5% of the principal balance plus accrued interest of each preferred equity investment and any applicable additional amounts associated with such investment for the servicing and administration of certain investments held by us. The servicing fee is calculated as an annual percentage of the principal balance of the preferred equity investment plus accrued interest and any applicable additional amounts associated with such investment, and is deducted at the time that payments on the asset are made. The fee is deducted in proportion to the split between accrued and current payments. Servicing fees payable by us may be waived at RM Originator’s sole discretion. An RM Originator may decide to enter into a subservicing agreement with an unaffiliated third party to service and administer the loans and preferred equity investments held by us, and the RM Originator will pay for any expenses incurred in connection with the subservicing thereunder out of the servicing fee paid to the RM Originator by the Company. The subservicing agreement will define the terms of the subservicing arrangement as well as the amount of the fee that is paid by the RM Originator to the unaffiliated third party. During the years ended December 31, 2025 and 2024, $0 and $17, respectively, was charged by the RM Originator. As of December 31, 2025 and 2024, $0 and $37, respectively, remained payable and are included in accounts payable and accrued expenses on the corresponding consolidated balance sheets.

The Company also pays RM Originator a special servicing fee for any non-performing asset at an annualized rate of 1.0% of the original principal balance of a non-performing preferred equity investment serviced by such RM Originator and any additional amounts associated with such investment. Whether an investment is deemed to be non-performing is in the sole discretion of the Manager. As of December 31, 2025 and 2024, there were no special servicing fees paid to RM Originator.

The Company pays RM Originator an origination fee of up to 3% of the financing amount in connection with the origination of preferred equity investments.

F-24

RealtyMogul Apartment Growth REIT, Inc.

Notes to Consolidated Financial Statements

December 31, 2025 and 2024

(Amounts in thousands, except share and per share data)

RM Communities, LLC

RM Communities is a subsidiary of RM Investor. As of December 31, 2024, an acquisition fee in the amount of $267 was paid in connection with the acquisition of RM Rose Hill Investors, LLC.

For the year ended December 31, 2025, an aggregate of $193 was paid to RM Communities for property-level asset management services related to (i) the Company’s joint venture formed to acquire, renovate, own and operate a 200-unit, Class B+ apartment community in Orion Township, Michigan (“The Orion”), (ii) Sherwood Oaks, (iii) Ridgeline View Townhomes, (iv) Brookside Apartments, (v) Hunters Ridge, and (vi) Rose Hill. For the year ended December 31, 2024, an aggregate of $165 was paid to RM Communities for property-level asset management services related to (i) The Orion, (ii) Sherwood Oaks, (iii) Ridgeline View Townhomes, (iv) Brookside Apartments, (v) Hunters Ridge and (vi) Rose Hill.

The Wideman Company, LLC

Wideman is an affiliate of the Manager. For the year ended December 31, 2025, affiliates of Wideman received (i) acquisition fees equal to 2.0% of the purchase price in connection with the acquisitions of FedEx KY and FedEx TN, totaling $1,338, consisting of $733 and $605, respectively (and such amounts were invested by such affiliates as capital contributions in the FedEx KY Equity Investment and FedEx TN Equity Investment); (ii) asset management fees equal to 1.5% of the aggregate annual effective gross rents generated from FedEx KY and FedEx TN, totaling $20, consisting of $11 and $9, respectively, which are paid monthly for asset management services related to the properties; and (iii) property management fees equal to 2.0% of the aggregate annual effective gross rents generated from FedEx KY and FedEx TN, totaling $27, consisting of $15 and $12, respectively, which are paid monthly for property management related services.

Realty Mogul, Co., RM Investor, LLC, The Wideman Company, LLC, and Affiliates

If the Company has insufficient funds to acquire all or a portion of an investment, then it may obtain a related party loan from an RM Originator, an affiliate of RM Investor, on commercially reasonable terms. The Company’s charter authorizes it to enter into related party loans. Related party loans would require prior approval from the Company’s board of directors. However, neither RM Originator nor any of its affiliates are obligated to make a related party loan to the Company at any time.

Certain affiliates of RM Investor are entitled to receive a buyer’s broker fee for sourcing real estate transactions on our behalf. A portion of this fee may be paid to personnel affiliated with the Manager, including Mr. Wideman, for their roles in the investment opportunity.

In 2017, an entity managed by an affiliate of Realty Mogul, Co. acquired an approximate 24% noncontrolling interest in Vinegar Hill Asset, LLC (“Vinegar Hill”). The entity’s equity investment in Vinegar Hill was $2,070 as of both December 31, 2025 and 2024.

In 2018, an entity managed by an affiliate of Realty Mogul, Co. acquired an approximate 54% interest in Plano CRP Portfolio, LLC. The entity’s equity investment in Plano CRP Portfolio, LLC was $1,750 as of December 31, 2022. Plano CRP Portfolio, LLC was sold during 2023.

In 2021, a group of individual retail investors invested in an offering sponsored by an affiliate of Realty Mogul, Co. and acquired an approximate 42% interest in The Orion. The individual investors’ equity investment in The Orion was $4,345 as of both December 31, 2025 and 2024.

In 2021, a group of individual retail investors managed by an affiliate of Realty Mogul, Co. acquired an approximate 40% interest in Lotus Village. The individual investors’ equity investment in Lotus Village was $0 and $4,535 as of both December 31, 2025 and 2024, respectively. Lotus Village was sold in May 2025.

In 2021, a group of individual retail investors invested in an offering sponsored by an affiliate of Realty Mogul, Co. and acquired an approximate 38% interest in Sherwood Oaks. The individual investors’ equity investment in Sherwood Oaks was approximately $4,150 as of both December 31, 2025 and 2024. Subsequent to December 31, 2025, the Sherwood Oaks property was transferred to the lender via a deed in lieu of foreclosure in satisfaction of the related indebtedness. See Note 12 – Subsequent Events for additional information.

In 2023, a group of individual retail investors invested in an offering sponsored by an affiliate of Realty Mogul, Co. and acquired an approximate 48% interest in Ridgeline View Townhomes. The individual investors’ equity investment in Ridgeline View Townhomes was approximately $3,685 as of both December 31, 2025 and 2024.

In 2023, a group of individual retail investors invested in an offering sponsored by an affiliate of Realty Mogul, Co. and acquired an approximate 34% interest in Brookside Apartments. The individual investors’ equity investment in Brookside Apartments was approximately $1,550 as of both December 31, 2025 and 2024.

In 2023, a group of individual retail investors invested in an offering sponsored by an affiliate of Realty Mogul, Co. and acquired an approximate 18% interest in Hunters Ridge. The individual retail investors’ equity investment in Hunters Ridge was approximately $3,350 as of both December 31, 2025 and 2024. Realty Mogul, Co. and its affiliates’ equity investment was approximately $100, and joint venture investors’ equity investment was approximately $8,250, for a total capital investment of $11,700.

F-25

RealtyMogul Apartment Growth REIT, Inc.

Notes to Consolidated Financial Statements

December 31, 2025 and 2024

(Amounts in thousands, except share and per share data)

In 2024, a group of individual retail investors invested in a private offering sponsored by RM Communities and acquired an approximate 33% interest in Rose Hill. The individual retail investors’ equity investment in Rose Hill was approximately $3,635 as of both December 31, 2025 and 2024. RM Communities also sponsored a private offering in Rose Hill of approximately $1,000 acquired by RM Communities Distressed GP Fund. In addition, joint venture investors’ equity investment in Rose Hill was approximately $5,435, for a total capital investment of $10,070.

In 2024, the Company obtained three member loans from an affiliate of Realty Mogul, Co. in the amount of $471, bearing interest at 10% and 16% per annum for Lotus Village and 12% for Sherwood Oaks, maturing on May 27, 2025 for Lotus Village and January 31, 2025 for Sherwood Oaks. During the year ended December 31, 2025, the Company received additional proceeds of $30 and repaid the full outstanding balance of $501. As of December 31, 2025, no member loan payable was outstanding.

In 2025, a group of individual retail investors invested in a private offering sponsored by Wideman and acquired an approximate 43% interest in FedEx KY. The individual retail investors’ equity investment in FedEx KY was approximately $6,117 as of December 31, 2025.

In 2025, a group of individual retail investors invested in a private offering sponsored by Wideman and acquired an approximate 43% interest in FedEx TN. The individual retail investors’ equity investment in FedEx TN was approximately $5,048 as of December 31, 2025.

RM Sponsor, LLC, Stockholder and Sponsor

RM Sponsor, LLC is a stockholder of the Company and held 13,621 and 13,014 shares, respectively, of common stock as of December 31, 2025 and 2024.

Joint Venture Partners and Affiliates of Joint Venture Partners

For the years ended December 31, 2025 and 2024, the Company incurred an aggregate of $273 and $302, respectively, to its joint venture partners and affiliates of its joint venture partners of its consolidated joint ventures for management, acquisition and guaranty fees, of which $96 and $126, respectively, are included in asset management fees and $177 and $176, respectively, are included in real estate expenses on the consolidated statements of operations, and $0 and $0, respectively, are included in the consolidated balance sheets. The aforementioned fees exclude fees earned by Realty Mogul, Co. RM Investor, LLC and their respective affiliates, including the Manager, RM Communities, the Sponsor, RMCC, and others.

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RealtyMogul Apartment Growth REIT, Inc.

Notes to Consolidated Financial Statements

December 31, 2025 and 2024

(Amounts in thousands, except share and per share data)

For the years ended December 31, 2025 and 2024, the equity method investments incurred an aggregate of $170 and $114, respectively, to its affiliates for management, acquisition and guaranty fees, of which $170 and $114, respectively, are included in the consolidated statements of operations of the equity method investments and $0 and $0, respectively, are capitalized on the consolidated balance sheets of the equity method investments as of the years ended December 31, 2025 and 2024. The aforementioned fees exclude fees earned by Realty Mogul, Co., RM Investor, LLC and their respective affiliates, including the Manager, RM Communities, the Sponsor, RMCC, and others.

As of the date of this Annual Report, the members of our board of directors are as follows:

Name	Age	Position
Christopher D. Wideman	36	Director
Michael H. Simpson	62	Independent Director
Michael C. Young	53	Independent Director

Christopher D. Wideman has served on the Company’s board of directors since November 2025. He has served as the Company’s and the Manager’s Chief Executive Officer since December 2025 and as the Company’s and the Manager’s President since November 2025. Since November 2025, Mr. Wideman has served as the Chief Executive Officer and a director of RM Investor and as a member of the board of directors of RealtyMogul Income REIT, Inc.

Michael H. Simpson has served as one of the Company’s independent directors since November 2025. He has also served as an independent member of the board of directors of RealtyMogul Income REIT, Inc. since November 2025.

Michael C. Young has served as one of the Company’s independent directors since November 2025. He has also served as an independent member of the board of directors of RealtyMogul Income REIT, Inc. since November 2025.

Executive Officers

As of the date of this Annual Report, Christopher D. Wideman, the Company’s Chief Executive Officer, President, and Treasurer, and Kevin Moclair, the Company’s Chief Accounting Officer, are the sole executive officers of the Company.

As of the date of the filing of this Annual Report, the executive officers of the Manager and their positions are as follows:

Name	Age	Position
Christopher D. Wideman	36	Chief Executive Officer and President
Eric Levy	39	Managing Director and Secretary
Kevin Moclair	53	Chief Accounting Officer
Tara Horne	41	Chief Compliance Officer

Christopher D. Wideman has served as Chief Executive Officer of the Manager since December 2025. Mr. Wideman has served as the Chief Executive Officer and a director of RM Investor, LLC since November 2025. Biographical information for Mr. Wideman is provided under the section entitled “—Board of Directors” above.

Eric Levy has served as Managing Director of the Manager since April 2024. Previously, he served as the Manager’s Vice President, Portfolio Manager from January 2019 to March 2024. He also serves as the Manager’s Secretary. Mr. Levy has served as a Managing Director, Asset Management of RM Investor since April 2024. Previously, he served as Vice President, Asset Management of RM Investor from October 2017 to March 2024.

Kevin Moclair has served as Chief Accounting Officer of the Manager since February 2022.

Tara Horne has served as the Chief Compliance Officer of the Manager since August 2025 and previously served in this role from June 2023 to February 2025.

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RealtyMogul Apartment Growth REIT, Inc.

Notes to Consolidated Financial Statements

December 31, 2025 and 2024

(Amounts in thousands, except share and per share data)

Note 9 – Stock Award

The Company pays to each of its independent directors, its Chief Executive Officer and President, and the Managing Director of the Manager a retainer of 1,000 shares of its common stock per year. In addition, prior to the November 2025 acquisition by RM Investor, the Company paid an additional retainer of 500 shares of common stock to the chairman of the audit committee. Following the acquisition, the Company no longer maintains a separate audit committee.

For the year ended December 31, 2025, the Company issued 1,000 shares to Mr. Levy, 1,000 shares to Ms. Helman, and an aggregate of 2,800 shares to its independent directors. Compensation expense in the amount of $37 and $2, was recorded in January 2025 and April 2025, respectively, based on the then in-effect offering price of $8.13 per share.

For the year ended December 31, 2024, the Company issued 1,000 shares to Mr. Levy, 1,000 shares to Ms. Helman, and an aggregate of 10,709 shares to its independent directors. Compensation expense in the amount of $46 and $80, was recorded in January 2024 and April 2024, respectively, based on the then in-effect offering price of $10.13 and $9.75 per share, respectively.

Note 10 – Economic Dependency

Under various agreements, the Company has engaged or will engage its Manager and its Manager’s affiliates to provide certain services to the Company, including asset management services, asset acquisition and disposition decisions, support for the Company’s capital raising activities and offerings, as well as other administrative responsibilities for the Company including accounting services and investor relations. As a result of these relationships, the Company is dependent upon the Manager and its affiliates. In the event that these companies are unable to provide the Company with the respective services, the Company would be required to find alternative providers of these services.

Note 11 – Commitments and Contingencies

Legal Proceedings

As of December 31, 2025, the Company is not named as a defendant in any active or pending litigation. However, it is possible that the Company could become involved in various litigation matters arising in the ordinary course of business. Although management is unable to predict with certainty the eventual outcome of any litigation, management is not aware of any litigation that is pending, threatened, or otherwise probable that would be material to the Company.

Note 12 – Subsequent Events

Events that occur after the consolidated balance sheet date, but before the consolidated financial statements were available to be issued, must be evaluated for recognition or disclosure. The effects of subsequent events that provide evidence about conditions that existed at the balance sheet date are recognized in the accompanying consolidated financial statements. Subsequent events which provide evidence about conditions that existed after the consolidated balance sheet date require disclosure in the accompanying notes. Management has evaluated the activity of the Company through April 30, 2026, the date the consolidated financial statements were available to be issued, and noted no events that provided evidence of conditions that existed on the balance sheet date that were not properly recorded or required disclosure except as set forth below.

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RealtyMogul Apartment Growth REIT, Inc.

Notes to Consolidated Financial Statements

December 31, 2025 and 2024

(Amounts in thousands, except share and per share data)

Temporary Distribution Pause

As previously disclosed, in January 2026, the board of directors temporarily paused distributions in order to preserve liquidity and financial flexibility as the Company actively manages through a period of portfolio transition. As a result, no distribution was paid with respect to the quarter beginning October 1, 2025. The amount, timing and payment of future distributions, if any, will continue to be considered by the board of directors on a quarterly basis and will depend on, among other factors, the Company’s results of operations, cash flows, liquidity, capital requirements, market conditions and other factors deemed relevant by the board of directors.

Sherwood Oaks Apartments – Riverview, Florida

As previously disclosed, on November 30, 2021, the Company made a $4,200 joint-venture limited partnership equity investment (the “Sherwood Equity Investment”) in an entity that owns Sherwood Oaks Apartments, a 199-unit, Class B apartment community in Riverview, Florida (“Sherwood Oaks”). In connection with the Sherwood Equity Investment, the entity obtained a $27,750 loan from an unaffiliated lender (the “Sherwood Loan”).

As previously disclosed, on December 1, 2024, Sherwood Oaks entered into maturity default under the terms of the Sherwood Loan and, on January 31, 2025, entered into a loan modification and extension to the Sherwood Loan to, among other things, extend the maturity date to September 1, 2025. On September 2, 2025, Sherwood Oaks entered into maturity default under the terms of the Sherwood Loan. On February 12, 2026, the lender delivered written notice to Sherwood Oaks initiating the process to effectuate a deed in lieu of foreclosure pursuant to the terms of the Sherwood Loan. On March 26, 2026, the transfer of Sherwood Oaks to the lender via a deed in lieu of foreclosure in satisfaction of the outstanding indebtedness was completed.

Suspension of Share Repurchase Program and Distribution Reinvestment Plan

On April 21, 2026, the board of directors approved the suspension of the Company’s share repurchase program, effective as of April 21, 2026, in order to preserve liquidity and support the Company’s broader capital allocation and portfolio repositioning strategy. As a result, the Company is no longer accepting or processing repurchase requests submitted on or after April 21, 2026.

On April 21, 2026, the board of directors also approved the suspension of the Company’s distribution reinvestment plan. Following the applicable notice period required under the plan, no further shares of common stock will be issued pursuant to the distribution reinvestment plan.

Ridgeline View Townhomes – Vancouver, Washington

As previously disclosed, on May 19, 2023, the Company acquired a $4,000 joint-venture limited partnership equity investment (the “Ridgeline Equity Investment”) in RM Ridgeline View, LLC (“Ridgeline View”), an entity that owns Ridgeline View Townhomes, a 50-unit, Class A townhome community (the “Ridgeline View Property”) in Vancouver, Washington. In connection with the Ridgeline Equity Investment, Ridgeline View entered into a five-year loan from an unaffiliated lender in the amount of $11,765 (the “Ridgeline Loan”). On February 10, 2026, Ridgeline View executed a listing agreement to market the Ridgeline View Property for sale. There can be no assurance that the Ridgeline View Property will be sold or as to the timing or terms of any such transaction.

On April 24, 2026, the Company issued a promissory note to Ridgeline View in the aggregate principal amount of approximately $463 (the “Ridgeline Member Loan”).

The Company expects the Ridgeline Member Loan proceeds will be used by Ridgeline View to pay for, among other things, a required deposit to the lender for the Ridgeline Loan. Repayment of the Ridgeline Member Loan receives priority over distributions in respect of the Equity Investment in Ridgeline View, and the Ridgeline Member Loan must be repaid in full, including any accrued interest, before any distributions are made to common equity holders.

Brookside Apartments – Raleigh, NC

As previously disclosed, on June 30, 2023, the Company acquired a $3,000 joint-venture limited partnership equity investment (the “Brookside Equity Investment”) in an entity that owns Brookside apartments, a 68-unit, Class B apartment community (the “Brookside Property”) in Raleigh, North Carolina, which city is located in the Raleigh-Durham, North Carolina Metropolitan Statistical Area. In connection with the Brookside Equity Investment, the entity entered into a seven-year loan from a lender in the amount of $6,947.

On February 11, 2026, the entity that owns the Brookside Property executed a listing agreement to market the Brookside Property for sale. There can be no assurance that the Brookside Property will be sold or as to the timing or terms of any such transaction.

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Item 8. Exhibits

INDEX TO EXHIBITS

Exhibit No.	Description
2.1	Articles of Amendment and Restatement of RealtyMogul Apartment Growth REIT, Inc. (incorporated by reference to Exhibit 2.1 to the Company’s Offering Statement on Form 1-A/A, filed on August 4, 2017)

2.2	Articles of Amendment to the Articles of Amendment and Restatement of RealtyMogul Apartment Growth REIT, Inc. (incorporated by reference to Exhibit 2.2 to the Company’s Offering Statement on Form 1-A, filed on December 9, 2021)

2.3	Articles of Amendment to the Articles of Amendment and Restatement of RealtyMogul Apartment Growth REIT, Inc. (incorporated by reference to Exhibit 2.3 to the Company’s Offering Statement on Form 1-A/A, filed on April 9, 2024)

2.4	Amended and Restated Bylaws of RealtyMogul Apartment Growth REIT, Inc. (incorporated by reference to Exhibit 2.3 to the Company’s Offering Statement on Form 1-A, filed on June 28, 2017)

2.5	Amendment No. 1 to the Amended and Restated Bylaws of RealtyMogul Apartment Growth REIT, Inc. (incorporated by reference to Exhibit 2.4 to the Company’s Offering Statement on Form 1-A, filed on December 9, 2021)

4.1	Form of Subscription Agreement (incorporated by reference to Exhibit 4.1 to the Company’s Offering Statement on Form 1-A/A, filed on April 9, 2024)

4.2	Distribution Reinvestment Plan (incorporated by reference to Exhibit 4.2 to the Company’s Offering Statement on Form 1-A, filed on August 31, 2018)

6.1	Management Agreement between RealtyMogul Apartment Growth REIT, Inc. and RM Adviser, LLC (incorporated by reference to Exhibit 6.1 to the Company’s Offering Statement on Form 1-A, filed on June 28, 2017)

6.2	Amendment to Management Agreement between RealtyMogul Apartment Growth REIT, Inc. and RM Adviser, LLC (incorporated by reference to Exhibit 6.2 to the Company’s Post-Qualification Amendment to the Offering Statement on Form 1-A, filed on December 20, 2019)

6.3	Limited Partnership Agreement of RealtyMogul Apartment Growth REIT Operating Partnership, LP (incorporated by reference to Exhibit 6.2 to the Company’s Offering Statement on Form 1-A, filed on June 28, 2017)

6.4	Amendment to the Limited Partnership Agreement of RealtyMogul Apartment Growth REIT Operating Partnership, LP (incorporated by reference to Exhibit 6.4 to the Company’s Offering Statement on Form 1-A , filed on December 9, 2021)

6.5	Form of License Agreement between RealtyMogul Apartment Growth REIT, Inc. and RM Investor, LLC (incorporated by reference to Exhibit 6.3 to the Company’s Offering Statement on Form 1-A, filed on June 28, 2017)

6.6	Form of Master Technology and Services Agreement among RM Technologies, LLC, RM Sponsor, LLC and RealtyMogul Apartment Growth REIT, Inc. (incorporated by reference to Exhibit 6.6 to the Company’s Offering Statement on Form 1-A/A, filed on April 9, 2024)

10.1*	Power of Attorney

* Filed herewith.

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SIGNATURES

Pursuant to the requirements of Regulation A, the issuer has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

RealtyMogul Apartment Growth REIT, Inc.

By:	/s/ Kevin Moclair
Name:	Kevin Moclair
Title:	Chief Accounting Officer
(Principal Financial and Accounting Officer)
Date:	April 30, 2026

Pursuant to the requirements of Regulation A, this report has been signed by the following person on behalf of the issuer and in the capacities and on the date indicated.

Signature	Title	Date

/s/ Christopher D. Wideman	Chief Executive Officer, President, Treasurer and Director	April 30, 2026
Christopher D. Wideman	(Principal Executive Officer)

/s/ Kevin Moclair	Chief Accounting Officer	April 30, 2026
Kevin Moclair	(Principal Financial and Accounting Officer)

*	Director	April 30, 2026
Michael H. Simpson

*	Director	April 30, 2026
Michael C. Young

*By:	/s/ Christopher D. Wideman, Attorney-in-Fact

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